As filed with the Commission on August 9, 1999       File No. 333-____

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
FINAL
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               iLINK TELECOM, INC.
                 (Name of small business issuer in its charter)


               Nevada                                 3661                              98-0207906
------------------------------------  ------------------------------------ ------------------------------------
  (State or other jurisdiction of         (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)             Classification Code)                 Identification No.)
------------------------------------  ------------------------------------ ------------------------------------

1177 West Hastings Street, Suite 1910, Vancouver, British Columbia V6E 2K3 (Address and telephone number of principal executive offices)

1177 West Hastings Street, Suite 1910, Vancouver, British Columbia V6E 2K3 (Address of principal place of business or intended principal place of business)

                      Amar Bahadoorsingh, President and CEO
                               iLink Telecom, Inc.
                            1177 West Hastings Street
                                   Suite 1910
                       Vancouver, British Columbia V6E 2K3
                                  604-717-1110
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Daniel B. Eng, Esq.
                               Roger D. Linn, Esq.
                           Bartel Eng Linn & Schroder
                          300 Capitol Mall, Suite 1100
                          Sacramento, California 95814
                             Telephone: 916-442-0400

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              CALCULATION OF REGISTRATION FEE ]


                                                        Proposed        Proposed
                                                         maximum         maximum      Amount of
Title of each class of                  Amount to    offering price     aggregate   registration
securities to be registered           be registered     per share    offering price      fee
------------------------------------- -----------------------------------------------------------
Common Stock to be offered for resale
by Selling Stockholder upon conversion
of Series A Preferred Stock              58,000         $  5.00 (1)     $290,000      $ 81.00
------------------------------------- -----------------------------------------------------------
Total                                    58,000            ----         $290,000       $81.00
------------------------------------- -----------------------------------------------------------

(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price per share of iLink's Common Stock on July 31, 1999, as reported on the OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     iLink Telecom, Inc.
                                    CROSS-REFERENCE SHEET
                            Pursuant to Item 501 of Regulation S-B


Registration Statement
Item Number and Caption                                       Prospectus Caption
----------------------------------------------------------------------------------------------

1.  Front of Registration Statement and Outside
    Front Cover Page of Prospectus..............................Outside Front Cover

2.  Inside Front and Outside Back Cover Pages of
    Prospectus..................................................Inside Front and Outside Back Cover Pages


3.  Summary Information and Risk Factors........................Prospectus Summary; Risk Factors


4.  Use of Proceeds.............................................Use of Proceeds

5.  Determination of Offering Price.............................Plan of Distribution; Selling Stockholder

6.  Dilution....................................................Not Applicable

7.  Selling Security Holders...................................Selling Stockholder

8.  Plan of Distribution.......................................Plan of Distribution; Selling Stockholder

9.  Legal Proceedings..........................................Legal Proceedings

                                                               Management; Security Ownership of Certain Beneficial
10. Directors, Executive Officers, Promoters and               Owners and Management; Certain Relationships and
    Control Persons............................................Related Transactions

11. Security Ownership of Certain Beneficial
    Owners and Management......................................Principal Stockholders

12. Description of Securities..................................Description of Capital Stock

13. Interest of Named Experts and Counsel......................Experts; Legal Matters

14. Disclosure of Commission Position on
    Indemnification for Securities Act Liabi...................Management

15. Organization Within Last Five Years........................Business

16. Description of Business....................................Prospectus Summary; Business

17. Management's Discussion and                               Management's Discussion and Analysis and
    Analysis or Plan of Operation.............................Plan of Operation

18. Description of Property...................................Property





Registration Statement
Item Number and Caption                                               Prospectus Caption
--------------------------------------------------------------------------------------------------------------

19. Certain Relationships and Related Transactions...............Certain Relationships and Related Transactions


20. Market for Common Equity and Related
    Stockholder Matters..........................................Price Range of Common Stock

21. Executive Compensation.......................................Executive Compensation

22. Financial Statements.........................................Financial Statements

23. Change In and Disagreements With Accountants
    or Accounting and Financial Disclosure.......................Not Applicable


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS                                               Subject to Completion
                                                             August __, 1999


                               iLINK TELECOM, INC.

                                  COMMON STOCK

                                ----------------


        A stockholder of iLink Telecom, Inc. ("iLink" or "we") is offering up to 58,000 shares of iLink Common Stock for resale. The Selling Stockholder may be reselling shares of Common Stock which it will acquire upon the conversion of outstanding shares of iLink Series A Convertible Preferred Stock. For more information, please refer to the sections entitled "The Offering," "Plan of Distribution" and "Selling Stockholder."

        We will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholder. We will pay for expenses of this offering.

        iLink's Common Stock is quoted on the OTC Bulletin Board under the symbol "ILTEE." On August 5, 1999, the closing bid quotation for one share of Common Stock was $4.12. Our Series A Convertible Preferred Stock is not quoted or traded on any exchange or quotation system.

        All dollar amounts refer to US dollars unless otherwise indicated.

                        --------------------------------

        Our business is subject to many risks and an investment in our Common Stock will also involve significant risks. You should carefully consider the various Risk Factors described beginning on page 5 before investing in the Common Stock.

        Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        --------------------------------




                 The date of this Prospectus is August __, 1999.

                                       TABLE OF CONTENTS

                                                                                          Page

PROSPECTUS SUMMARY...........................................................................3

RISK FACTORS.................................................................................5

THE OFFERING................................................................................10

USE OF PROCEEDS.............................................................................10

PRICE RANGE OF COMMON STOCK.................................................................11

DIVIDEND POLICY.............................................................................11

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS.................................12

BUSINESS....................................................................................14

PROPERTY....................................................................................21

MANAGEMENT..................................................................................22

EXECUTIVE COMPENSATION......................................................................23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT.......................................................................26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................................27

PLAN OF DISTRIBUTION........................................................................28

SELLING STOCKHOLDER.........................................................................29

DESCRIPTION OF CAPITAL STOCK................................................................30

LEGAL PROCEEDINGS...........................................................................31

LEGAL MATTERS...............................................................................31

EXPERTS.....................................................................................31

AVAILABLE INFORMATION.......................................................................31

FINANCIAL STATEMENTS AND SCHEDULES..........................................................32


                               PROSPECTUS SUMMARY

        This  summary  highlights   information   contained  elsewhere  in  this
Prospectus.  This  summary  is not  complete  and  does not  contain  all of the information that you should consider before investing in our Common Stock. You should carefully read the entire Prospectus, including the documents and information incorporated by reference into it. This Prospectus contains forward-looking statements that are subject to risks and uncertainties, including those risk factors discussed elsewhere in this Prospectus.

Our Business

        We are engaged in the business of providing customized telecommunications switching solutions. We are developing prepaid calling card products for retail and wholesale markets through voice over the Internet and we are also in the process of applying for a personal communications system ("PCS") license which, if granted, will give us the right to provide wireless communications in Trinidad and Tobago. At present we are a development stage company in the process of establishing our business. We began to realize revenues in March 1999 as a result of services provided at our switching facility.

        We have an agreement with BCT.Telus Communications Inc., Canada's third largest telephone utility, where they are routing their long-distance calling card traffic through our switching platform in Calgary, Alberta (the "iLink Network"). Our switching platform provides interactive voice response ("IVR") to the user so that calls may be handled without incurring labor costs. We are in the process of manufacturing, distributing and marketing our own pre-paid calling cards in Canada and the United States. These cards will allow purchasers to place long distance telephone calls on the iLink Network through our switching platforms located in Calgary, Alberta and our future facilities planned in Vancouver, British Columbia, and New York, New York. Our first pre-paid calling cards are expected to go on sale in September, 1999. Our Calgary switching platform has a current capacity of 69,032 minutes per day and we intend to expand this capacity concurrent with increased demand.

        We plan to expand our business to include voice-over-Internet-protocol communications ("VoIP") which would allow for long distance communication via the Internet. By dividing the raw data derived from conversations into discrete packets of information (i.e. a syllable) having a unique identifier and destination address this data would be routed through the Internet to the destination address where it would be converted into real audio. Because most Internet calls are local, there would be no long distance charges so the user of VoIP would be able to realize significant cost savings. The VoIP system would be integrated with our pre-paid call processing system to present the user with a seamless end product.

        We have applied for a digital wireless phone license in Trinidad and Tobago and have retained the services of Industar Digital PCS of Milwaukee, Wisconsin to aid in the preparation of the application to the governments of Trinidad and Tobago. At present the application has been filed and we are awaiting the government's response to the application. There is no assurance that the application will be approved.

        iLink is a Nevada corporation with its business offices located at 1177 West Hastings Street, Suite 1910, Vancouver, British Columbia V6E 2K3. Its telephone number is (604) 717-1110. We also have offices located at #304, 320 23rd Avenue, Calgary Alberta T2S 0J2 and One Sansome Street, Suite 2000, San Francisco, California 94104. iLink has one wholly-owned subsidiary, iLink Telecom (B.C.), Inc. which maintains its business offices at our corporate offices in Vancouver.

Summary Of Risk Factors

        An investment in iLink's Common Stock involves a number of risks which should be carefully considered and evaluated. These risks would include:

        o The fact that iLink is a development stage company and has generated no significant operating revenues; that such operating revenues are dependent on one customer; and to date such revenues have not been sufficient to cover expenses; and

        o The technological challenges involved in developing new communication systems using IVR technology, VoIP technology and PCS technology; and

        o The need to raise a significant amount of capital to expand our IVR switching systems (estimated at over $1.5 million) and to design and implement a VoIP system (estimated at over $2 million) and a PCS system in Trinidad and Tobago (estimated at over $48 million).

        For a more complete discussion of risk factors relevant to an investment in our Common Stock see the "Risk Factors" section.

The Offering

        The Selling Stockholder is registering for resale shares of Common Stock which it will acquire upon the conversion of shares of Series A Convertible
Preferred Stock. The Selling Stockholder acquired the shares of Series A Convertible Preferred Stock in connection with the acquisition of iLink Telecom (B.C.), Inc. by us. We will receive no proceeds from the resale of Common Stock by the Selling Stockholder.

Summary Consolidated Financial Data

        The summarized consolidated financial data presented below should be read in conjunction with the more detailed financial statements of iLink and notes thereto which are included elsewhere in this Prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."


                                                                                    For the period from
                                                                                     December 10, 1997
                                 For the     For the quarter     For the year     (date of Incorporation)
                              quarter ended       ended              ended                   to
                              May 31, 1999     May 31, 1998     February 28, 1999       May 31, 1999
---------------------------  --------------- ---------------- ------------------- -----------------------

Revenue                      $    2,878           _            $       -              $    2,878
---------------------------  --------------- ---------------- ------------------- -----------------------
Loss from operations           (372,453)          _              (18,314)               (396,167)
---------------------------  --------------- ---------------- ------------------- -----------------------
Net Income (Loss)              (372,453)          _              (18,314)               (396,167)
---------------------------  --------------- ---------------- ------------------- -----------------------
Income (Loss) per Share           (0.14)          _                (0.01)                  (0.25)
---------------------------  --------------- --------------- ------------------- -----------------------
Working Capital (Deficit)        40,733         274              (27,139)                 40,733
---------------------------  --------------- ---------------- ------------------- -----------------------
Total Assets                    282,291         274              154,000                 282,291
---------------------------  --------------- ---------------- ------------------- -----------------------
Stockholders' Equity (Deficit)  231,121         274              126,861                 231,121
---------------------------  --------------- ---------------- ------------------- -----------------------


                                  RISK FACTORS

        An investment in iLink's Common Stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in evaluating iLink and its proposed business before purchasing shares.

Development Stage Company

        We are a development stage company which is primarily involved in the development of our IVR, VoIP and PCS Systems. As such, we have just begun offering our telecommunications services and, as a result, as of February 28, 1999, we had no revenues and during the interim period to May 31, 1999 we had revenues of $2,878.

        Our ability to provide commercial telecommunications service and to eventually generate operating revenue will depend on our ability to, among other things: (i) successfully expand our pre-paid calling card and IVR platform agreements to increase the number of minutes utilized; (ii) develop, implement and successfully market an operative VoIP system; and (iii) obtain a PCS license as well as the necessary financing to implement a PCS system in Trinidad and Tobago. Given our limited operating history and lack of revenues, there can be no assurance that we will be able to achieve any of these goals and develop a sufficiently large customer base to be profitable.

Lack of Revenues and Anticipated Operating Losses

        As of May 31, 1999 iLink has earned $2,878 in revenues from IVR services provided by iLink at the Calgary switching facility. iLink had an operating loss of $372,453 during the quarter ending May 31, 1999. We do not anticipate any significant revenues until the latter part of the current fiscal year. As of February 28, 1999, iLink had not earned any revenues since formation. iLink had an operating loss of $18, 314 for the year ended February 28, 1999. We expect to incur substantial and increasing operating losses and negative net cash flow until our businesses are developed, deployed and operating in a profitable manner.

Need for Future Capital and Shareholder Dilutive Effect on Ownership

        We estimate that we will incur in excess of $51.5 million in capital expenditures relating to the development and operating costs in expanding our IVR system and building and deploying VoIP and PCS systems. Given the risks in undertakings of this nature, there can be no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital will be required in the event that: (i) we incur unexpected costs in completing the system design or encounter any unexpected technical or regulatory difficulties, (ii) we incur delays and additional expenses as the result of technology failure, (iii) we are unable to enter into marketing agreements with third parties, or (iv) we incur any significant unanticipated expenses. The occurrence of any such events could adversely affect our ability to meet our business plans.

        We will depend almost exclusively on outside capital to pay for the IVR, VoIP and PCS system expansion and development, including the sale of additional stock and commercial borrowing. There can be no assurance that capital will be available to us to meet these development costs or, if such capital is available, it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming such loans would be available, will increase our liabilities and future cash commitments.

        If we are unable to obtain financing in the amounts and at the terms necessary, our business and future success will be adversely affected.

Technological Risks

        The design, construction and operation of the IVR, VoIP and PCS systems are exposed to risks associated in developing a sophisticated communications systems. Although we believe that our existing and proposed systems are based on established technology, certain aspects of our technology have not been used in commercial applications. Although we will engage contractors who are experienced in the communications industry, we have little experience in developing, constructing, and operating communications systems. The failure of our systems to function as designed, or the failure of system components to function with other components or to specification could result in delays, unanticipated costs, and loss of system performance, thereby rendering our systems unable to perform at the quality and capacity levels anticipated.

        In addition, future advances in the telecommunications industry could lead to new technologies, products or services competitive with the products or services to be provided by us. Such technological advances could also lower the costs of other products or services that may compete with our systems, resulting in pricing pressures on our products and services, which could adversely affect our results of operations.

Unscheduled Delays

        Delays and related increases in costs in the expansion of the IVR system or the construction and implementation of the VoIP and PCS systems could result from a variety of causes, including: (i) delays encountered in the construction, integration and testing of these systems; (ii) delays caused by design reviews or other events beyond our control; (iii) further modification of the design of all or a portion of these systems as a result of, among other things, technical difficulties or changes in regulatory requirements; (iv) the failure of iLink to obtain a PCS license in Trinidad and Tobago or to enter into agreements with technology providers and with marketing providers at the times or on the terms expected; and (v) the failure to develop or acquire effective applications for use with the IVR, VoIP and PCS systems. There can be no assurance that these systems will be available on a timely basis, or at all, or that implementation of these systems will occur. A significant delay in the completion of these systems could erode our competitive position, could result in cancellation of iLink's PCS license (in the event that such a license is obtained), and could have a material adverse effect on our financial condition and results of operations.

Reliance on Vendors and Consultants

        We have relied on and will continue to rely on vendors and consultants that are not employees of iLink or our affiliates to expand our IVR system and to design, construct and implement the VoIP and PCS systems, to market our services and for representation on regulatory issues. Other than as disclosed herein, we have no long-term contractual relationship with these vendors and consultants. While we believe that vendors and consultants will continue to provide the expertise necessary to complete the design and construction of our proposed systems, there can be no assurance that such vendors and consultants will be available in the future, and if available, will be available on terms deemed acceptable to us.

        In addition, we rely and will continue to rely on outside parties to manufacture parts and equipment for the IVR, VoIP and PCS systems such as Telephony Experts, Dialogic, Hughes Networks, Nortel, and Cisco Systems. No assurances can be given that these manufacturers will be able to meet our needs in a satisfactory and timely manner or that we will be able to obtain additional manufacturers when and if necessary. A significant price increase, a quality control problem, an interruption in supply or other difficulties with third party manufacturers could have a material adverse effect on our plan of business. Further, the failure of third parties to deliver the requisite products, components, necessary parts or equipment on schedule, or the failure of third parties to perform at expected levels, could delay our deployment of the IVR, VoIP and PCS systems. Any such delay or increased costs could have a material adverse effect on our business.

Development of Business and Management Growth; Key Personnel

        We expect to experience significant and rapid growth in the scope and complexity of our business as we proceed with the development of the IVR, VoIP and PCS systems. We do not have sufficient staff to manage operations, control the operations of the proposed systems, handle sales and marketing efforts or perform finance and accounting functions. See "Risk Factors - Reliance on Vendors and Consultants." We will be required to hire a broad range of additional personnel as we begin commercial operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and train sufficient personnel for the performance of all of the functions necessary to effectively develop, service and manage our subscriber base and business, or the failure to manage growth effectively, would have a material adverse effect.

        Our performance is substantially dependent on the performance of our executive officers and key personnel and on our ability to retain and motivate high-quality personnel. The loss of any of iLink's key personnel, particularly Amar Bahadoorsingh, our President and Chief Executive Officer, could have a material adverse effect on iLink's business, financial condition, and operating results. We do not maintain "key person" life insurance on Mr. Bahadoorsingh.

Competition

        We will encounter competition from other IVR and VoIP systems and from other applicants for the PCS license in Trinidad and Tobago, as well as from an increasingly competitive communications industry in general. The growing market for communication services has attracted new market participants as well as expansion by established participants resulting in substantial and increasing competition. Many of our present and future competitors using IVR, VoIP and PCS systems have substantially greater: (i) financial, marketing, technical and manufacturing resources, (ii) name recognition, and (iii) experience than we do. Such competitors may be able to respond more quickly to new or emerging advancements in the industry and to devote greater resources to the development, promotion and sale of their products and services. While we believe that our technology is competitive and that our systems have been designed to provide communications services at a cost lower than our competitors, no assurances can be given that such competitors, in the future, will not succeed in developing better or more cost effective communications systems.

        In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that could increase their ability to reach commercial customers or subscribers of communications services. Such existing and future competition could affect our ability to form and maintain agreements with our customers. No assurances can be given that we will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on our business.

Penny Stock Regulations

        The Securities and Exchange Commission (the "SEC") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. iLink's securities may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors (generally, institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by this rule, the broker-dealers must make a special suitability determination of the purchaser and receive the purchaser's written agreement of the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to trade iLink's securities and affect the ability of existing stockholders to sell their shares in the secondary market.

Bulletin Board Eligibility Rule

The OTC Bulletin Board upon which our Common Stock is quoted has required that all companies whose securities are quoted on the OTC Bulletin Board must become reporting issuers with the SEC pursuant to a phase-in schedule beginning on August 1, 1999. We are required to become a reporting issuer on or before September 1, 1999, in order to maintain the quotation of our Common Stock. We do not expect to meet this deadline and, as a result, we do not expect to be able to maintain our listing on the OTC Bulletin Board. After September 1, 1999, our Common Stock will be quoted only in the "pink sheets" which is expected to have a negative impact upon our investor's ability to buy or sell our Common Stock. We intend to reapply for OTC Bulletin Board listing when and if we become a reporting company with the SEC. Until our Common Stock is readmitted to the OTC Bulletin Board, trading will be accomplished through the much more limited "pink sheet" listing.

Substantial Control by our Officers and Directors

Our officers and directors control 34% of the outstanding shares of Common Stock. As a result of this ownership, these shareholders will have substantial control over iLink regarding the election of directors and approving major transactions. All of the shares owned by our officers and directors are subject to a Vesting Agreement. See "Executive Compensation."

Furthermore, our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock. These provisions allow our directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the shares of Common Stock. The issuance of preferred stock with such rights may make the removal of management more difficult even if such removal could be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

No Dividends

We have not declared or paid any dividends on our Common Stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Dependence on One Customer

It is anticipated that initial revenue will come from long-distance calling card traffic through our switching platform. At this time we have a contract with BCT.Telus Communications, Inc. to provide these services. This contract expires on June 1, 2000. In the event that this contract is not renewed or is terminated, this will have an adverse financial impact on our operations and anticipated revenues. The concentration on one customer poses a credit risk for us should the customer become unable to honor its debts.

Compliance with Year 2000

        We believe our current call processing facility is Year 2000 compliant. We also anticipate upgrading parts of our call processing facility with new equipment by the end of 1999 which equipment should also be Year 2000 compliant. The estimated cost to upgrade the call processing facility is $50,000. In the event that our call processing facility or that of BCT. Telus Communications is not Y2K compliant significant disruption in the call network could result which would have a material adverse effect on our operations. (See "Impact of the Year 2000 Issue" below).

No Assurance of PCS Authorization in Trinidad or Tobago

        We are seeking a PCS license for Trinidad and Tobago. We will require foreign assistance in the application for and operation under the PCS license in this foreign country. There can be no assurance that the required regulatory authorizations will be obtained in this country or that a license will be obtained in a timely manner. The failure to obtain a PCS license in Trinidad or Tobago would have a materially adverse affect on our business plan.

                                  THE OFFERING

        The Selling Stockholder is offering for resale the Common Stock which it will receive upon the conversion of 145 shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock shall convert into Common Stock in the amount equal to $1,000 (being the stated value) divided by 75% of the average closing bid price of our Common Stock on the OTC Bulletin Board for the five trading days immediately preceding the conversion of the Series A Convertible Preferred Stock. For example, if the conversion date had been July 31, 1999, the Series A Convertible Preferred Stock would have converted into 58,000 shares of iLink's common stock.

        The shares of Series A Convertible Preferred Stock shall automatically convert into Common Stock on the later of (i) August 26, 1999, or (ii) the date which is five business days after the effective date of this registration statement.

        The 145 shares of Series A Convertible Preferred Stock were issued in connection with the acquisition of all of the issued and outstanding common shares of iLink Telecom (B.C.) Inc. iLink Telecom (B.C.) is now our subsidiary. See "Business of the Company." Under the terms of the acquisition of iLink Telecom (B.C.) Ltd., we are contractually required to register the shares of Common Stock to be issued upon the conversion of the shares of Series A Convertible Preferred Stock.

        The shares of Common Stock offered for resale may be sold in a secondary offering by the Selling Stockholder by means of this Prospectus.


                                 USE OF PROCEEDS

        We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholder. We are registering this Common Stock under a contractual agreement to register the shares of Common Stock to be issued upon the conversion of the Series A Convertible Preferred Stock.

                                 PRICE RANGE OF COMMON STOCK

        The following table sets forth the high and low bids for our Common Stock, as quoted on the OTC Bulletin Board. Our trading symbol is "ILTEE." The OTC Bulletin Board began quotations on our Common Stock on March 31, 1998.


                                 Common Stock

Quarter Ended                 High                 Low
June 30, 1999                 6.00                 3.87
March 31, 1999(1)             5.63                 0.95
December 31, 1998             5.63                 0.95
September 30, 1998           10.63                 5.00
June 30, 1998                 2.50                 1.13
March 31, 1998                1.25                 1.25


(1) Effective February 14, 1999, we consolidated our share capital by way of reverse stock split on the basis of one new share of Common Stock for each five old shares of Common Stock. The prices listed have been adjusted to reflect the effect of the one-for-five reverse stock split.

        Our management is of the view that our market capitalization, being the number of shares of our Common Stock outstanding multiplied by the trading price of those shares, may not reflect the true value of iLink. The actual daily trading volume of our Common Stock over the past three months has averaged less than 10,000 shares which indicates that the ability of our shareholders to realize the current trading price of the shares they hold is unlikely if any substantial number of shares were to be offered for sale. In addition, due to the extremely limited nature of the market for our Common Stock, any significant trading may have a dramatic effect on the price of our Common Stock.

        The above quotations reflect inter-dealer prices, without retail markup, mark-down or commission, and may not represent actual transactions.

        As of June 30, 1999, we had 5,412,963 shares of Common Stock outstanding and approximately 288 stockholders of record. This number does not include stockholders who hold our securities in street name.


                                 DIVIDEND POLICY

        We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             AND PLAN OF OPERATIONS

        This discussion, other than the historical financial information, may consist of forward-looking statements that involve risks and uncertainties, including quarterly and yearly fluctuations in results, the timely availability of new communication products, the impact of competitive products and services, and the other risks described in this Prospectus. These forward-looking statements speak only as of the date hereof and should not be given undue reliance. Actual results may vary significantly from those projected.

        iLink undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Plan of Operations

        In order to expand our operations we will need additional capital. We do not have any commitments from any source to provide additional capital. We expect that over the next twelve months we will require a total of $1,500,000 in financing. Of this amount, we will require approximately $600,000 over the next two quarters to finance the initial expansion of our existing IVR system and to fund general operating and administrative expenses. The balance of $900,000 will be required over the next twelve months to finance the expansion of our IVR switching systems in new locations.

        An essential element of the Company's business is the submission of an application for a PCS license in Trinidad and Tobago. If the license is obtained, we estimate that an additional $50,000,000 will be required to finance this project. We will seek approximately $2 million to design and implement a VoIP system in North America, and approximately $48 million to establish PCS systems in Trinidad and Tobago.

        Since inception, we have relied on equity financings to fund our operations. Funds required to finance our future site expansions and ongoing business are expected to come primarily from debt and equity financing with the remainder provided from operating revenues which began in March 1999. Operating revenues to date have been substantially less than the cost of operations for the switching facility in Calgary, Alberta. Our management will be seeking additional capital to finance our operations over the next 12 months.

Results of Operations

Interim period up to May 31, 1999

        Revenues totaled $2,878 during this period compared to no revenues during the quarter ended May 31, 1998. Cost and operating expenses for the quarter ending May 31, 1999 were $375,331 compared to $18,314 for the year ending February 28, 1999. General and administrative expenses increased to $246,873 during the first quarter 1999. This increase in general and administrative expenses was due primarily to travel expenses and business development by management and the establishing of corporate relations programs by consultants. Research and development expenditures were approximately $9,000 during this period compared to none for the year ending February 28, 1999.

        For the interim period ending May 31, 1999, we incurred a loss of $372,453. Expenses included $110,342 for consulting fees, $2,691 in professional fees, and $246,873 in general and administrative expenses. Operating capital was provided by $430,055 of proceeds from the private sale of iLink's common stock. We issued 145 shares of Series A Convertible Preferred Stock in payment for various assets and services related to our IVR services.

Year Ended February 28, 1999

        We had no revenues during the year ended February 28, 1999. Subsequent to the fiscal year end, operating capital was provided by $430,055 of proceeds from the private sale of iLink Common Stock.

        For the year ended February 28, 1999, the Company incurred a loss of $18,314. Expenses included $8,139 in consulting fees and $10,000 in professional fees related to our year-end audit.

Period from December 10, 1997 (date of incorporation), to February 28, 1998

        We had no revenues during the period from December 10, 1997 (date of incorporation), to February 28, 1998.

        We recognized a loss of $5,400 for the period ended February 28, 1998 due primarily to start-up expenses.

Liquidity and Capital Resources

        We have been in the development stage since our inception and have not recognized any significant revenues or generated any significant cash flows from operations. For the interim period ending May 31, 1999 we had a working capital of $40,733 compared to a negative working capital of $27,139 for the year ended February 28, 1999. We expect expenses to continue to increase during fiscal year 2000 with the demands of developing new switching facilities and additional capital will be necessary to expand operations as well as continue current operations.

        From inception, we have relied on equity financings to fund our operations. This financing has been supplemented by the issuance of preferred stock to acquire various business assets. We will need substantial additional capital, an estimated $600,000, over the next six months to carry out our current business plans.

        As indicated in the section "Plan of Operations" above, we anticipate raising necessary operating capital through a combination of debt and equity financing augmented by anticipated operating revenues. There is no assurance that we will be able to obtain capital from these sources or that such amounts will be sufficient to fund its operations.

Impact of the Year 2000 Issue

        The Year 2000 Issue ("Y2K") is the result of computer programs being written using two digits rather than four to define the applicable year. Any of iLink's, or its suppliers' and customers' computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. In our assessment, the Year 2000 Issue is a significant issue which could have a material impact on our business operations.

        In iLink's assessment, the switching facility in Calgary, Alberta is Y2K compliant as required. Management bases this assessment on the results of a National Software Testing Lab ("NSTL") test on the hardware which confirmed the site as Y2K compliant as per the NSTL tests. Management has also upgraded all software applications as required by the customer of the switching facility to comply with Y2K standards. The new hardware and software intended to be purchased after May 31, 1999 will be assessed for Y2K compliancy.

        The costs incurred to ensure Y2K compliancy are reflected in the consulting expenses. As of May 31, 1999 no additional software or hardware costs were associated with this compliance program.

        iLink is reliant on third parties' compliance with the Year 2000 issue. In particular, the one customer of the switching facility provides trunking and connectivity and network services to iLink. Due to the interdependence of the services provided, iLink risks business interruption if the Customer's system does not function in Year 2000. The Customer has implemented a Year 2000 Readiness Program and has stated that related products and services are "service ready". Service ready means that, to the best of their knowledge, the products or services, if required, will be able to accurately process data, provided that all products and services which interconnect with, or which are used in combination with, that product and service, properly exchange data with it, and in the case of a product, provided that no unauthorized modifications or additions are made to the product.

        In addition, we will be relying on our vendors to, among other things, manufacture telecommunications systems and equipment which are Y2K compliant. We have entered into contracts with several vendors to develop the IVR and PCS systems, and an assessment has been made as to their Year 2000 compliance. As part of ongoing contract negotiations, we will request and determine its vendors' and customer's Year 2000 readiness. In the event that it is determined that a key vendor or customer will not be Year 2000 compliant, this may have an adverse effect on our business plans.

        The risks posed by the Year 2000 issue are uncertain and the potential negative impact is not fully known. In the worst case scenario, the switching facility system or the customer's or vendors' products relied upon could disable iLink's operations. In the event the worst case occurs, iLink would have to wait for the Customer or Vendors to reactivate their systems, thereby delaying iLink's operations for an unknown period of time. iLink does not anticipate any interruptions in business, however, it remains an unknown risk.

        iLink intends on creating a contingency plan to reduce the risk of business interruption and loss of revenues in the event the switching facility cannot operate in Year 2000. The contingency plan will be created by September 1999 and will include the estimated expense to restore operations in the event the Year 2000 has an adverse effect on iLink's business.

                                    BUSINESS

This discussion, other than the historical financial information, may consist of forward-looking statements that involve risks and uncertainties, including fluctuations in results, the timely availability of new communication products, the impact of competitive products and services, and other risks described herein. Any forward-looking statements speak only as of the date hereof and should not be given undue reliance. Actual results may vary significantly from those projected.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

General

        We are a developer of computer telephony integrated technologies and applications, and we provide Interactive Voice Response ("IVR") services in both Calgary and Vancouver. Current operations consist of the provision of custom manufactured switching solutions for a Canadian telephone company and the development of brand name prepaid phone card solutions for retail and wholesale markets through Voice over Internet Protocol ("VoIP") solutions. We are also in the process of applying for a personal communications systems ("PCS") license to provide wireless communications in Trinidad and Tobago. We are a development stage company and have no substantial revenue. Revenue to date has not been sufficient to cover operating expenses.

Corporate History

Aquasol Technologies, Inc.

        We were originally incorporated in Colorado on December 10, 1997, under the name Aquasol, Inc. On December 11, 1997, we sold 1,500,000 shares of our Common Stock for $5,000 in cash. On December 26, 1997, we issued 175,456 shares of our Common Stock in a share-for-share exchange with the Series "I" shareholders of STB Corp. On January 9, 1998, we changed our corporate domicile to Delaware and changed our name to Aquasol Technologies, Inc. On January 12, 1998, we issued 4,000,000 shares of Common Stock for $400 in cash.

        On January 15, 1998, we issued 992,000 shares of our Common Stock to acquire Noralta Technologies Corp. (an Alberta corporation) ("Noralta") in a share-for-share exchange. The name of Noralta was subsequently changed to Aquasol Technologies Inc. This company was engaged in the business of designing, engineering, manufacturing and installing wastewater treatment systems for government, industrial, commercial and agricultural customers.

Merger with AFD Capital Group, Inc.

         On March 24, 1997, AFD Capital Group, Inc. was incorporated in Nevada. On March 27, 1997, AFD Capital Group, Inc. issued 1,000,000 shares of its common stock for $10,000 in cash. On April 1, 1997, AFD Capital Group, Inc. issued an additional 1,000,000 shares of its common stock for $10,000 in cash. On March 31, 1998 AFD Capital Gro up, Inc. issued an additional 80,000 shares of its common stock for $4,000 in cash.

         On June 18, 1998, AFD Capital Group, Inc. changed its name to Aquasol Technologies, Inc. On July 14, 1998, Aquasol Technologies, Inc. (the Nevada corporation) merged with Aquasol Technologies, Inc. (the Alberta corporation) in a one-for-one stock exchange and the surviving entity continued under the laws of the state of Nevada.

        2,080,000 shares of the Alberta corporation's common stock were issued in exchange for the 2,080,000 shares of common stock of the Nevada corporate entity then outstanding. On September 3, 1998 1,020,000 shares of the Alberta corporation's common stock were cancelled as part of a recapitalization.

Disposition of Aquasol Technologies Inc.

        On February 3, 1999, we disposed of Aquasol Technologies Inc. (the Alberta corporation) by returning the shares of common stock of that corporation to the former holders thereof in exchange for the return of the 992,000 shares of Common Stock originally issued in the Noralta acquisition on January 15, 1998. We have no further interest in the business of Aquasol Technologies Inc. (the Alberta corporation).

Name Change and Share Consolidation

        On February 14, 1999, we consolidated our share capital by way of reverse stock split on the basis of one new share of our Common Stock for each five old shares of our Common Stock and changed our name to iLink Telecom, Inc.

Acquisition of iLink BC

        Pursuant to a share purchase agreement dated February 26, 1999 with ABDE Holdings Ltd. ("ABDE"), a British Columbia company, we acquired all of the issued and outstanding common shares of 579782 B.C. Ltd. in exchange for the 145 shares of Series A Convertible Preferred Stock of iLink. On March 11, 1999, 579782 B.C. Ltd. changed its name to iLink Telecom (B.C.), Inc. ("iLink BC") and is a subsidiary of iLink Telecom, Inc. The shares of Common Stock underlying this Preferred Stock are the subject of this registration statement.

        Following the acquisition of iLink BC, Mr. Amar Bahadoorsingh, the principal of iLink BC, was appointed as our President and Chief Executive Officer as well as a director, Mr. Peter M. Schriber was appointed a director and our prior director resigned.

        The assets of iLink BC consisted of the IVR Agreement with BCT.Telus as well as miscellaneous telecommunications and computer equipment and office furniture. These assets were in turn acquired by ABDE from Revere Communications Inc., an Alberta corporation.

Principal Products or Services

        As discussed above under the heading "General" we currently provide IVR services to BCT.Telus under the terms of an IVR Platform Services Agreement dated June 16, 1998 (the "IVR Agreement"). Subject to obtaining adequate financing, we plan on providing VoIP services and, in the event that we obtain a license to provide PCS services in Trinidad and Tobago and also obtain adequate financing, we plan on offering PCS services as well.

Switching Solutions

        Currently, IVR services are provided through our custom manufactured switching facility located in Calgary, Alberta. Pursuant to the IVR Agreement, we provide services to one customer at the Calgary site, namely BCT.Telus

Communications Inc., Canada's third largest telco ("BCT.Telus"). We provide BCT.Telus with IVR services which include account processing, customer service and time billing for their brand name phone cards distributed in Alberta and British Columbia. Revenues are generated through the charge of a transaction fee to BCT.Telus based upon the number of minutes passed through the Calgary switching facility each month. Revenues from this facility have increased an average of 180% each month since we commenced business in March 1999. Our management estimates revenues from this site will total $83,000 in fiscal year 2000. Our revenue from this facility is based upon the number of minutes passed through our system by BCT.Telus phone card customers. The assets and contracts for this facility were acquired pursuant to a share purchase agreement dated February 26, 1999 with ABDE Holdings Ltd., a company controlled by our President. The agreed value of this facility including goodwill was $145,000.

        At the Calgary site, all inbound lines to the call processing facility are digital T1 as well as on the outbound side. This high quality, digital link provides for high data transmission rates and zero line noise for voice transmissions. The Calgary facility hosts a basic 48 Port IVPS Node which supports, at maximum capacity, 69,032 minutes/day. Each 24 port upgrade will cost approximately $50,000. We anticipate capacity upgrades will be required when the local area IVPS reaches 75% use threshold on existing capacity. As indicated previously, all software and hardware upgrades will be assessed for Y2K compliancy.

        In order to expand operations and revenue flows, we plan on establishing two additional custom manufactured switching facilities to service customers throughout North America which will enable us to create brand name prepaid phone cards with a variety of retail customers. Our management has identified two cities for the implementation of these additional sites: Vancouver and New York. These sites were selected based on the large populations in each city and the geographical location of these sites to transmit VoIP traffic between each other. The Vancouver facility will be located in our present office to save costs and permit efficient monitoring of the system. Our management is also negotiating with an existing internet service provider ("ISP") site in New York to co-locate our other proposed switching system. By developing a relationship with the New York co-location partner, we can utilize the existing ISP network and customer base, as well as save the costs of building an entire facility. In effect, our site will share the resources of the existing ISP and exchange services thereby expanding both our business and that of our proposed partner. Our management estimates that approximately $200,000 will be required to finance the creation of the custom manufactured switches in Vancouver and New York which includes the costs of hardware, installation and any wire upgrades to the office. Our expansion plan will require technical staff and administrative costs which are estimated to be $384,000 in total per year for both facilities.

        In addition, one of our employees is working together with Telephony Experts Inc. of Los Angeles, California to distribute and develop IVR software. This employee works closely with Telephony Experts to create new applications and turnkey solutions for retail and wholesale customers. Telephony Experts has offered to provide IVR software to us at reduced rates in exchange for promotional considerations which will reduce the capital requirements for building any new custom manufactured switching facilities.

VoIP

        We have the in-house technical expertise to provide long-distance voice services across the internet via VoIP technology. With this technology we are able to convert voice information into data which can then be transmitted anywhere in the world. Telephone calls are routed to a local switch facility and then transmitted via the internet, without the same toll restrictions as voice transmission via the Public Switched Network. We will implement this service through the use of our Calgary switching facility and the two proposed facilities in Vancouver and New York. Each switching platform can host multiple phone carriers and route calls to specific phone carriers world wide based on the time of day and/or destination. This will give us flexibility in routing calls to the most cost effective carrier and diversifies carrier sources in case of network failure and/or outages. In addition, it will allow us to obtain contracts with local exchange carriers who, while they do not have the technical ability to provide VoIP, have an existing client base to service.

        We plan on creating brand name retail lines of phone cards for distribution in the marketplace which utilizes VoIP technology. The manufacture of the cards will take place in Canada with an estimated unit cost of Cdn$0.41 per card. The cards will then be distributed in our specific target markets. We have identified two card manufacturers who may be contracted to print and cello wrap all phone cards. Our management intends on identifying and entering into agreements with distribution companies for our phone cards in specific target markets within the next 6 months. We plan on approaching retail chains to offer brand name phone cards at a retail discount of 25-30% depending on the number of units purchased. Wholesalers who resell cards exclusively to retailers and utilize iLink's switching platforms will receive a 40-50% discount.

Wireless Communications

        We have submitted a proposal which, if accepted, would allow us to offer a digital mobile phone service and wireless infrastructure to the people of Trinidad & Tobago. The Government of Trinidad & Tobago plans on deregulating the telecommunications industry that is currently comprised of a sole national wireless phone provider, the Telephone Service of Trinidad and Tobago. The Trinidad Government will select these providers for their new services based on submissions provided by June 30, 1999. By way of an agreement dated April 1, 1999 we have teamed with Trinidad based Thor Communications Limited ("Thor") as a joint-venture partner to compete for the service contracts. Thor is comprised of a team of local Trinidad telecommunications experts and businesspeople who offer local and regional expertise in the telecom industry. Our management estimates that the cost to implement a wireless digital phone infrastructure over five years will be $48 million. If successful in the application process, our management believes that obtaining sufficient financing for the entire project will be possible on terms acceptable to us, though there is no guarantee that this will be the case. We are in the process of forming a subsidiary to be named iLink Trinidad and Tobago Telecom Inc. ("iLink Trinidad") through which we are making application for the PCS license in Trinidad and Tobago. iLink Trinidad is a wholly owned subsidiary of iLink Telecom (BVI) Inc.

        We have contracted the services of Industar Digital PCS ("Industar") of Milwaukee to provide assistance in completing the application for the PCS license in Trinidad and Tobago. The contract with Industar, made in May 1999, is for $50,000. As of June 30, 1999 iLink had paid $35,000 in fees and owed a balance of $15,000. The Company has agreed that Industar will provide ongoing management services in the operation of iLink BVI if the PCS license is awarded to us. The cost of the Industar agreement and the application process for the PCS license is estimated at $70,000.

Distribution Methods

        At present our Calgary site is processing call minutes through pre-paid calling cards manufactured and distributed by BCT.Telus. As discussed above, we intend on engaging a card manufacturer to produce pre-paid calling cards under the brand name "iLink" and we intend on marketing and distributing these cards concurrent with the establishment of switching facilities in Vancouver and New York.

New Products

        We have developed the technological capacity to implement VoIP technology and have contracted the required technical expertise to complete the PCS license proposal for Trinidad and Tobago. Particulars of these developments are discussed above.

Competition

        Our  competitors  are  both the  incumbent  providers  of long  distance services as well as other providers of internet telephony services and PCS services. Incumbent providers of long distance services have been forced to accept considerable price discounting in recent years due to increased competition and government deregulation, and telephone companies have begun offering discounts to large business and government customers with high calling volumes. Our management expects this trend in price discounting to continue.

        Our competitors all have better financial resources than we do. Our competitors include CardCaller, DataMark/Phoneline International, CanQuest, CTN, the members of the former Stentor Group, GTS, and Fonorola.

        CardCaller and DataMark/Phoneline International have focused on the retail market while CanQuest is a service bureau that has established arrangement with small marketing companies to focus on retail, and to a lesser extent promotional markets.

        CTN as well as the Stentor Group have focused on both the retail and promotional market. GTS, through strategic alliances, has been developing targeted retail applications. Fonorola has been expanding their network and targeting major accounts and developing custom card programs in key industry sectors.

        While price discounting makes the market for long distance communications more competitive, it requires all providers of these services to develop and deliver cost competitive services. An example of the drive for price reductions is our IVR Agreement with BCT.Telus, a member of the former Stentor Group, which has chosen to utilize our technology rather than incur the costs of developing and operating an IVR system in-house.

        We anticipate that we will encounter significantly more competition from other potential entrants into the long distance market as well as from the traditional providers of long distance services. Determining the degree, intensity and duration of competition or the impact of competition on our financial and operating results is uncertain. Sustained or extensive competition on the basis of price or discounts, amongst other things, would have a material adverse effect on our revenues, earnings potential and operational effectiveness.

Suppliers

         We have four main equipment suppliers. McKinnon Micro Distributors Ltd. of Richmond, British Columbia supplies us with various computer hardware including central processing units, printers and disk drives. We lease our 48 Port IVPS Node Switching Server from Newcourt Financial Ltd. under a lease expiring June 1, 2000. Pro-Data Inc. of Richmond, British Columbia supplies us with assorted computer hardware and printing systems. Telephony Experts Inc. of Los Angeles, California has offered to provide IVR software to us at reduced rates in exchange for promotional consideration which will reduce the capital requirements for building any new custom manufactured switching facilities.

        We believe equipment used by us would be available from other suppliers if alternative sources should become necessary.

Customers

        At present, we have only one customer, BCT.Telus upon whom we are entirely dependent for our revenue at this stage of our development. The IVR services are provided pursuant to the IVR Agreement which has a term of one year (through June 2000) and up to two automatic renewals of one year each. The IVR Agreement provides for termination for various reasons and can be terminated by either party at any time, without cause, upon sixty (60) days' notice. Although, we consider our relationship with BCT.Telus to be good and we expect that this relationship will continue to expand, the loss of our IVR Agreement with BCT.Telus would have a material adverse effect upon iLink BC and our business as a whole. At this time, we have no other arrangements for providing our services to any other customers. Upon the successful production, distribution and marketing of our pre-paid calling cards we expect to broaden our customer base at the retail level. Management has begun preliminary planning of this business and anticipates producing the first line of brand name cards in September 1999.

Intellectual Property, Government Approvals and Regulation

        Our IVR platforms and our VoIP technology are not protected by any patents or copyrights. We are not subject to government regulation nor do we require any government approvals in either Canada or the United States to provide IVR services to incumbent long-distance providers or to manufacture, distribute and market pre-paid calling cards. The provision of VoIP communications is also not subject to government regulation nor does it require government approvals in either Canada or the United States. As the internet is rapidly changing, regulations may be imposed in future with which we will have to comply. In the event that we are successful in obtaining a PCS license in Trinidad and Tobago we expect that numerous subsequent government approvals will have to be obtained.

Research And Development

        We are presently conducting research and development to keep our IVR and VoIP switching technologies current. We are also developing technology which will allow persons selling our switching services to remotely process credit card transactions without the requirement for local credit card clearing equipment by using e-commerce services and a secured web site. At present we devote substantially all of our technical resources to developing and updating our technology and devoting substantially all of our other resources to establishing our business. Management has contracted the services of an individual to perform research and development and other duties as required for a one year period ending March 2000 at an expense of Cdn$5,000 per month.

Employees

        We currently employ five people on a full-time basis. We consider our relationship with our employees to be good. Contingent upon raising sufficient capital, we plan to hire additional employees as may be required by the level of our operations. Our management has identified the need to hire the following members to fulfil our operational plans: a chief financial officer; one technical staff member for each proposed switch facility in Vancouver and New York; four marketing and sales staff members; and two additional technical web designers.

        Retaining our current employees and attracting new employees is critical to our success. The market for experienced technical people is very competitive and there is no assurance that we will be successful in retaining and recruiting qualified personnel.

Consultants

        We rely on and will continue to rely on consultants that are not employees of iLink or our affiliates to expand our IVR system and to design, construct and implement the VoIP and PCS systems, to market our services and for representation on regulatory issues. In addition to the consultants who are identified under the heading "Management," we have entered into a one year agreement dated March 25, 1999, pursuant to which we retained the services of Century Capital Management Ltd. ("Century"), a company controlled by one of our former directors, to assist us in the development and implementation of our financing and acquisition strategies. Pursuant to the terms of this agreement we have paid to Century the sum of $12,500 and issued to Century 300,000 shares of our Common Stock which are subject to a Vesting Agreement. Under this Agreement, Century would forfeit all or part of these shares if certain milestones are not achieved by March 25, 2000. We are also required to pay a monthly consulting fee of $5,000 to Century.

       We have also entered into two agreements dated March 22, 1999, under which we have engaged the services of Corporate Relations Group,. Inc. and Gulf Atlantic Publishing, Inc. for a period of one year. These two companies are in the business of planning, developing and implementing advertising, marketing and promotional campaigns. Pursuant to the terms of these agreements we have paid Corporate Relations Group the sum of $40,000 and Gulf Atlantic Publishing the sum of $110,000.

                                    PROPERTY

        We have leased 2,239 square feet at a monthly rate of Cdn$4,637.54 which includes both operating expenses and base amount for our principal offices at 1177 West Hastings Street, Suite 1910 under a lease agreement which expires on August 1, 2002. We have also leased approximately 200 square feet located at #304, 320 23rd Avenue, Calgary Alberta T2S 0J2 at a monthly rate of Cdn$625.00 pursuant to a sublease which expires on March 30, 2000. This space houses our switching platform. We have entered into an office access agreement with Advantis Business Centres pursuant to which they provide us with office space and services on an 'as needed' basis until March 31, 2000, at One Sansome Street, Suite 2000, San Francisco, CA 94104 at a cost of $299.00 per month.

                                   MANAGEMENT

Directors and Executive Officers of iLink

        The present directors, executive officers, key employees and consultants of iLink, their ages, positions held in iLink, and duration as such, are as follows:


Name                            Position                        Age    Period
------------------------------ -------------------------------  ----   --------------------------
Amar Bahadoorsingh              Chairman of the Board,          29     February 1999 - present
                                President, Secretary and Chief
                                Financial Officer
Peter Schriber                  Director                        31     February 1999 - present
Joseph R. Q. (Rick) Villaneuva  Key Employee                    35     March 1999 - present
Randall Owen Walrond            Key Consultant                  33     March 1999 - present


Business Experience

        The following is a brief account of the education and business experience during at least the past five years of each director, executive officer, and key employee, indicating the principal occupation and employment during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

        Amar Bahadoorsingh has been an officer and director of iLink since February 26, 1999. Mr. Bahadoorsingh has been integral in solidifying the opportunities that now comprise iLink. Starting in 1992, Mr. Bahadoorsingh ran a private venture capital organization which assisted in the development, funding and strategic marketing of concepts and businesses. Mr. Bahadoorsingh holds a master's degree in business administration from Queen's University, in Ontario, Canada, with a focus on management and marketing strategy and a bachelor's degree from the University of Western Ontario. He is a partner in several businesses including the brokerage firm Insync Securities Limited, a real-estate development company, and a travel management company.

         Peter M. Schriber has been a director of iLink since February 26, 1999. Mr. Schriber holds a bachelor's degree in economics from the University of Western Ontario. Since December of 1996 Mr. Schriber has been the president of Insync Securities Limited and a director and vice-president of Matisse Investment Management, two companies engaged in the business of the designing and marketing financial products. Prior to December 1996, Mr. Schriber was employed by a European investment bank.

         Joseph R. Q. (Rick) Villaneuva has been involved in the telecommunications industry since 1988. Previously, he specialized in the maintenance and manufacturing of radio/wireless technologies and equipment. In 1994, Mr. Villanueva developed his expertise in IVR based technologies and products, working in both technical and marketing/sales support capacities. Mr. Villanueva oversees iLink's Calgary operations.

          Randall Owen Walrond is the founding President of IVR interACTIVE which developed and marketed voice mail products. Mr. Walrond guides iLink's implementation of new products as well as its research and development. Mr.

Walrond has over 15 years programming experience and holds a bachelors Degree in Economics focusing on computer based macro-economic regressionary analysis. Mr. Walrond's work in computer integrated telephony encompasses voice processing, call management, interactive voice response, voice recognition, faxes processing, web development, scripting languages as well as telephony networking based on Internet protocols.

Family Relationships

        Other than the employment by iLink of the sister of its President and Chief Executive Officer as a Corporate Development Trainee, there are no family relationships between any director, executive officer or employee.

                             EXECUTIVE COMPENSATION

        The following table provides certain summary information concerning compensation of iLink's Chief Executive Officer. No executive officer of iLink or of any subsidiaries earned in excess of $100,000 for the fiscal year ended February 28, 1999.

                                                      SUMMARY COMPENSATION TABLE
                                                                                      Long-Term
                                 Annual Compensation                                Compensation
                       ---------------------------------------                   -------------------
Name and Principal                                               Other Annual        Securities         All Other
Position                 Year        Salary         Bonus        Compensation    Underlying Options    Compensation
---------------------- --------- -------------- -------------- ----------------- ------------------- ----------------
Amar Bahadoorsingh(1)    1999         -0-            -0-              -0-                -0-               -0-
President and Chief
Executive Officer
---------------------- --------- -------------- -------------- ----------------- ------------------- ----------------

(1) Mr. Bahadoorsingh has served as iLink's Director, President and Chief Executive Officer since February 26, 1999.

        Subsequent to the fiscal year end of February 28, 1999: (i) iLink commenced paying $5,000 per month for consulting services to Devmar Holdings Ltd., a company controlled by Mr. Bahadoorsingh; and (ii) iLink issued 1,500,000 shares of its common stock to Mr. Bahadoorsingh as executive compensation.

        On March 25, 1999, certain officers and directors of iLink were issued a total of 1,590,000 shares of iLink Common Stock. All of these shares are subject to a Vesting Agreement dated May 25, 1999 which provides for iLink to hold such shares until certain milestones are reached. These milestones include achieving certain levels of gross revenues (through internal growth or outside acquisitions) or obtaining a PCS license in the Republic of Trinidad and Tobago. The shares vest automatically upon a takeover bid. Any shares not vested by May 25, 2000 will be automatically canceled.

Employment Agreements

         iLink has entered into a five year consulting  agreement dated
February 27, 1999, with Devmar Holdings Ltd., a company controlled by Mr. Amar Bahadoorsingh. Pursuant to this consulting agreement iLink has agreed to pay

Devmar Holdings Ltd. $5,000 per month for management consulting services provided by Mr. Bahadoorsingh.

        iLink has also entered into a one year consulting agreement dated February 27, 1999, with Mr. Randall Owen Walrond. Pursuant to this consulting agreement iLink has agreed to pay Mr. Walrond Cdn$5,000 per month in exchange for technology consulting services which includes research and development.

        iLink has also entered into employment agreements with each of its employees which contain confidentiality and non-circumvention clauses.

Stock Option Plan

        iLink has adopted a Non-Qualified Stock Option Plan (the "Option Plan"). The Option Plan authorizes the issuance of options to purchase up to 500,000 shares of its Common Stock. The Option Plan became effective on June 1, 1999. iLink employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Option Plan. The option exercise price is determined by the Board of Directors.

        Options granted pursuant to the Option Plan terminate on the date established by the Board of Directors when the option was granted.

        The Option Plan is administered by iLink's Board of Directors. The Board of Directors has the authority to interpret the provisions of the Option Plan and supervise the administration of the Option Plan. In addition, the Board of Directors is empowered to select those persons to whom options are to be granted, to determine the number of shares subject to each grant of an option and to determine when, and upon what conditions or options granted under the Option Plan will vest or otherwise be subject to forfeiture and cancellation.

        In the discretion of the Board of Directors, any option granted pursuant to the Option Plan may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any options granted pursuant to the Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee or the period of time a non-employee must provide services to us. At the time an employee ceases working for us (or at the time a non-employee ceases to perform services for us), any options not fully vested will be forfeited and canceled. In the discretion of the Board of Directors payment for shares of Common Stock underlying options may be paid through the delivery of shares of our Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors. Options are generally non-transferable except upon death of the option holder.

        iLink's Board of Directors may at any time, and from time to time, amend, terminate, or suspend the Option Plan in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted.

        The Option Plan is not qualified under Section 401(a) of the Internal Revenue Code, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

        The following sets forth certain information as of June 30, 1999, concerning the stock options granted by iLink. Each option represents the right to purchase one share of iLink Common Stock.


                          Total Shares Reserved    Shares Reserved for       Remaining Options
Name of Plan                   Under Plan         Outstanding Options           Under Plan
--------------------    ------------------------  ---------------------      -----------------
Non-Qualified Stock              500,000                  23,000                  477,000
Option Plan


        On June 8, 1999, the Board granted options to purchase a total of 23,000 shares of iLink Common Stock at a price of $5.25 per share to three of its employees. The options are exercisable for a term of one year. No directors or officers have been granted any incentive stock options.

Directors Compensation

        iLink reimburses its directors for expenses incurred in connection with attending Board meetings but it does not pay director's fees or other cash compensation for services rendered as a director.

Limitation of Liability and Indemnification Matters

        Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any litigation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification made under section 78.7502 must be determined to be proper, on a case-by-case basis, by either iLink stockholders, a quorum of its Board of Directors (excluding any directors named in such action) or by the written opinion of its legal counsel. iLink's Articles of Incorporation and its Bylaws provide for indemnification of its directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement if they acted in good faith and reasonably believed their conduct or action to be in iLink's best interest.

        iLink has entered into indemnification agreements with both of its directors pursuant to which it has agreed to indemnify them from and against any and all costs, charges and expenses, however arising or incurred by them by reason of their being a director of iLink, subject to the determination referred to above.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling iLink pursuant to the foregoing provisions, iLink has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

        The following table set forth certain information as of June 30, 1999, with respect to the beneficial ownership of iLink Common Stock for (i) each director, (ii) all directors and officers of iLink as a group, and (iii) each person known to iLink to own beneficially five percent (5%) or more of the outstanding shares of our Common Stock.



Name of Address of                                          Number of Shares
Beneficial Owner                                            Beneficially Owned(1)       Percent of Class
------------------------------------------                  -----------------------     ------------------
Amar Bahadoorsingh                                              1,558,000(2)(4)              28%
2360 Larch Street
Vancouver, BC  V6K 3P8

Peter M. Schriber                                                 275,000(3)(4)               5%
#3 - 2636 Yukon Street
Vancouver, BC V5Y 3P8

Century Capital Management Ltd.                                   322,259(4)                  5%
Suite 1650, 200 Burrard Street
Vancouver, BC V6E 2K3(5)

Bona Vista West Ltd.                                              500,000                     9%
2001 Leeward Highway,
P. O. Box 62
The McLean Building, Providenciales
Turks & Caicos Islands(6)

P.T.N. Ltd                                                       500,000                      9%
PO Box N-1612
Nassau, Bahamas(7)

All Directors and Officers as a Group                          1,833,000                     33%


(1) The persons named in the table have sole voting or investment power with respect to all of the Common Stock shown as beneficially owned by them, subject to community property laws where applicable or as otherwise indicated.

(2) Includes 58,000 shares of Common Stock which can be acquired through the conversion of 145 shares of Series A Convertible Preferred Stock owned by ABDE Holdings Ltd. Conversion rate calculated as of July 31, 1999.

(3) Includes 250,000 shares held by Marketsource Direct Holdings Ltd., which is an entity controlled by Mr. Schriber.

(4) These shares are subject to a Vesting Agreement pursuant to which a portion of such shares may be forfeited unless and until fully vested. See description of Vesting Agreement under the heading "Certain Relationships and Related Transactions."

(5) The sole officer, director and shareholder of Century Capital Management Ltd. is Andrew Hromyk, a former director of iLink.

(6) The sole officer, director and shareholder of Bona Vista West Ltd. is Andrew Meade.

(7) The sole officer, director and shareholder of P.T.N. Ltd. is Robert Montgomery.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

        In February 1999, we agreed to purchase all of the shares of iLink BC from ABDE Holdings Ltd., a company controlled by Mr. Bahadoorsingh, our President and Chief Executive Officer, in exchange for 145 shares of our Series A Convertible Preferred Stock. At the time of this agreement Mr. Bahadoorsingh was not a director or officer of iLink. Subsequent to this agreement Mr.
Bahadoorsingh and Mr. Schriber were appointed as directors and the prior director resigned. Each share of Series A Convertible Preferred Stock entitles ABDE to convert into $1,000 worth of our common stock at a 25% discount to the average market price of our common stock for the five trading days immediately preceding the conversion. The shares of Series A Convertible Preferred Stock will be deemed to convert into shares of our Common Stock on the date which is five days from the date of this Prospectus. The value of the acquisition of iLink BC was deemed to be $145,000, which represents the approximate cost of the assets of iLink BC to ABDE Holdings Ltd., without significant mark-up. We also agreed with ABDE Holdings Ltd. to file a registration statement with the SEC in respect of the shares of Common Stock to be issued upon the conversion of the shares of Series A Convertible Preferred Stock on or before May 31, 1999 and to use our best efforts to make same effective as soon as practicable thereafter. ABDE Holdings Ltd. has subsequently agreed to postpone this deadline indefinitely.

        We have entered into a five-year consulting agreement dated February 27, 1999 with Devmar Holdings, Ltd. which is controlled by Mr. Bahadoorsingh. The agreement provides for monthly payments of $5,000 per month for the consulting services of Mr. Bahadoorsingh. Although the agreement provides for semi-annual reviews by iLink, and either party may terminate the agreement upon four weeks notice.

        In May 1999, we issued 250,000 shares of iLink Common Stock to Marketsource Direct Holdings, Ltd., a company controlled by Mr. Schriber, a director of iLink, as compensation for services rendered to iLink. These shares are subject to the terms of a Vesting Agreement. Under this Agreement, Marketsource Direct Holdings would forfeit all or part of these shares if certain milestones are not achieved by March 25, 2000.

        In March 1999 we issued 300,000 of iLink Common Stock to Century Capital Management Ltd. ("Century Capital"), a company controlled by Andrew Hromyk, a former director of iLink, as compensation for services rendered to iLink. These shares are subject to the terms of a Vesting Agreement which, among other things, requires forfeiture of all or part of these shares if certain milestones are not achieved by March 25, 2000. The agreement with Century Capital also provides for monthly consulting fees of $5,000 for the term of agreement which is for 12 months. Such term is automatically renewed for successive 6-month periods until either party gives notice to terminate the agreement.

        In May, 1999 Century Capital assigned its interest in a lease covering certain office space to iLink. The lease was assigned to iLink on the same terms and conditions that existed for Century Capital except that iLink has agreed to indemnify Century Capital for any liabilities which may arise under the lease after the assignment and Century Capital was issued 22,259 shares of iLink Common Stock as consideration for certain leasehold improvements, furniture and telephone equipment.

        In March 1999, we entered into indemnification agreements with our directors pursuant to which we agreed to indemnify them from and against any and all costs, charges and expenses, however arising or incurred by either of them in relation to our affairs by reason of them being a director. As required by Nevada corporate law, such indemnification must be determined to be proper, on a case-by-case basis, by either our stockholders, a quorum of our Board of Directors (excluding any directors named in such action) or by the written opinion of our legal counsel.


                              PLAN OF DISTRIBUTION

        The Selling Stockholder may, from time to time, upon converting all or part of the Series A Convertible Preferred Stock, sell all or a portion of the shares of Common Stock on any market upon which the Common Stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares of Common Stock may be sold by the Selling Stockholder by one or more of the following methods, without limitation, (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) market sales (both long and short to the extent permitted under the federal securities laws), and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholder (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares of Common Stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell such shares of Common Stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares of Common Stock commissions as described above. The Selling Stockholder may also sell the shares of Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

        The Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in sales of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        From time to time, the Selling Stockholder may pledge its shares of Common Stock pursuant to the margin provisions of its customer agreements with its brokers. Upon default by the Selling Stockholder, the broker may offer and sell such pledged shares of Common Stock from time to time. Upon a sale of the shares of Common Stock, the Selling Stockholder intends to comply with the Prospectus delivery requirements, under the Securities Act, by delivering a Prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event the Selling Stockholder defaults under any customer agreement with brokers.

        All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.


                               SELLING STOCKHOLDER

     ABDE Holdings Ltd. is the sole Selling Stockholder of the shares of our common stock to be issued upon the conversion of the shares of Series A Convertible Preferred Stock. The sole voting shareholder of ABDE Holdings Ltd. is Devmar Holdings Ltd., a company owned by Mr. Amar Bahadoorsingh, our President and Chief Executive Officer.


                                                                                  Number of Common
                                       Number of Common          Number of      Shares Beneficially
                                     Shares Beneficially       Common Shares      Owned Following
Name of Shareholder               Owned Prior to the Offering Offered Hereby        the Offering
----------------------           ----------------------------  --------------   ---------------------
                                      # Of          % Of           # Of           # Of       % Of
                                   Shares(1)       Class          Shares        Shares(1)   Class
                                   ---------      --------       --------       ---------  ---------
ABDE Holdings, Ltd.                58,000 (2)       (3)           58,000           -0-       -0-

        (1) Excludes shares owned by Mr. Bahadoorsingh who is the controlling owner of ABDE Holdings, Ltd.

        (2) Assumes full conversion of the Series A Convertible Preferred Stock on the later of (a) August 26, 1999 or (b) the date which is five business days after the effective date of this registration statement. The conversion rate is calculated as of July 31, 1999. The exact number of shares may vary due to the conversion formula which is based on the bid price of iLink's common stock at the time of conversion.

        (3)           Less than 1%.

                          DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 25,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value ("Preferred Stock"). As of June 30, 1999, there were 5,412,963 shares of Common Stock outstanding and 145 shares of Series A Convertible Preferred Stock outstanding.

Common Stock

        Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation.

        Holders of Common Stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

        Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable and all of the shares of Common Stock issued upon the conversion of the Series A Preferred Stock will be, upon issuance, fully paid and non-assessable.

Preferred Stock

        iLink is authorized to issue up to 5,000,000 shares of Preferred Stock. Our Articles of Incorporation provide that the Board of Directors has the authority to issue the Preferred Stock into series and, within the limitations provided by Nevada statute, to fix by resolution the powers, rights, preferences, qualifications, limitations and restrictions of the shares of any series so established. As our Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of iLink.

        In March 1999, our Board of Directors established a Series A Convertible Preferred Stock and authorized the issuance of up to 145 shares of Series A Convertible Preferred Stock as part of that series. Upon any liquidation or dissolution of iLink, each outstanding share of Series A Convertible Preferred Stock is entitled to distribution of $1,000 per share prior to any distribution to the holders of our Common Stock. The shares of Series A Convertible Preferred Stock are not entitled to any dividends or voting rights. On March 31, 1999, we issued 145 shares of our Series A Convertible Preferred Stock to ABDE Holdings Ltd. at a deemed price of $1,000 per share in exchange for all of the shares of iLink BC. Five days after the date of this Registration Statement is declared effective each share of Series A Convertible Preferred Stock will automatically convert into shares of our Common Stock in an amount equal to the Series A Preferred Stock stated value of $1,000 divided by 75% of the average closing bid price of our Common Stock for the five trading days preceding the conversion date. The shares issuable upon the conversion of the Series A Preferred Shares are being offered for resale to the public by means of this Prospectus. See "Selling Shareholder." At this time, the Board of Directors has authorized no other shares of Preferred Stock.

                                LEGAL PROCEEDINGS

        We are not a party to any legal proceedings.


                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered by the Selling Stockholder will be passed upon by the law firm of Bartel Eng Linn & Schroder, Sacramento, California.


                                     EXPERTS

        The consolidated balance sheets as of February 28, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended February 28, 1999 and for each of the periods from December 10, 1997 (date of inception) to February 28, 1999 and February 28, 1998, included in this Prospectus have been audited by Ernst & Young LLP, independent chartered accountants, as set forth in their report thereon included elsewhere herein and are included in reliance upon such report, given on the authority of such firm, as experts in accounting and auditing.


                              AVAILABLE INFORMATION

        We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any contract or other document of iLink, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New
York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

                              FINANCIAL STATEMENTS AND SCHEDULES

Financial Statements

The following Financial Statements pertaining to iLink are filed as part of this
Prospectus:


Interim Consolidated Financial Statements for the Three Months Ended May 31, 1999..........F-1 to F-10

Report of Independent Accountants......................................................... F-11
Year-end Consolidated Balance Sheets.......................................................F-12
Year-end Consolidated Statements of Operations.............................................F-13
Year-end Consolidated Statements of Stockholders' Equity...................................F-14
Year-end Consolidated Statements of Cash Flows.............................................F-14
Notes to Consolidated Financial Statements.................................................F-16 to F-20


                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.              Indemnification of Directors and Officers

        Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any litigation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification made under section 78.7502 must be determined to be proper, on a case-by-case basis, by either our stockholders, a quorum of our Board of Directors (excluding any directors named in such action) or by the written opinion of our legal counsel. Our Articles of Incorporation and our Bylaws provide for indemnification of our directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement if they acted in good faith and reasoned their conduct or action to be in our best interest.

        We have entered into indemnification agreements with both of our directors pursuant to which we have agreed to indemnify them from and against any and all costs, charges and expenses, however arising or incurred by them by reason of their being a director, subject to the determination referred to above.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling iLink pursuant to the foregoing provisions, we has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25.              Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the Selling Stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fee                              $       81
Printing and engraving expenses                   $    2,500
Accounting fees and expenses                      $    7,500
Legal fees and expenses                           $   15,000
Transfer agent and registrar fees                 $      500
Fees and expenses for qualification under
state securities laws                             $       -0-
Miscellaneous                                     $    1,000
Total                                             $   26,581

Item 26.       Recent Sales of Unregistered Securities

        On May 25, 1999, iLink issued 250,000 shares of its Common Stock to Marketsource Direct Holdings Ltd., a company controlled by Mr. Peter Schriber, a director of iLink, as compensation for services rendered to iLink. The deemed price at which this Common Stock was issued was $0.001 per share. This transaction was exempt from registration by Section 4(2) of the Securities Act. These shares are subject to a Vesting Agreement.

        On May 20, 1999, iLink issued 22,259 shares of its Common Stock to Century Capital Management Ltd. as consideration for the acquisition of certain leasehold improvements, furniture and telephone equipment valued at $44, 518. The price at which this Common Stock was issued was $2.00 per share. This transaction was exempt from registration by Section 4(2) of the Securities Act.

        On April 6, 1999, iLink issued 353,500 shares of its Common Stock to 22 different investors at a price of $1.00 per share for gross cash proceeds to iLink of $353,500. This transaction was exempt from registration by Rule 504 of Regulation D.

        On April 2, 1999, iLink issued 1,300,000 shares of its Common Stock to 4 different investors at a price of $0.05 per share for gross cash proceeds to iLink of $65,000. This transaction was exempt from registration by Rule 504 of Regulation D.

        On March 31, 1999, iLink issued 145 shares of Series A Convertible Preferred Stock to ABDE Holdings Ltd. in consideration for the acquisition of all of the shares of iLink BC. The deemed price at which this preferred stock was issued was $1,000 per share. This transaction was exempt from registration by Section 4(2) of the Securities Act.

        On March 25, 1999, iLink issued 1,590,000 shares of its Common Stock to certain of its directors and employees as compensation for services rendered to iLink and to induce them to remain in iLink's employ and to perform their duties and responsibilities to the best of their abilities. The deemed price at which this Common Stock was issued was $0.001 per share. This transaction was exempt from registration by Section 4(2) of the Securities Act. 1,590,000 of these shares are subject to a Vesting Agreement.

        On March 25, 1999, iLink issued 300,000 shares of its Common Stock to Century Capital Management Ltd. pursuant to the terms of an engagement letter dated March 25, 1999, between iLink and Century Capital Management Ltd. pursuant to which Century Capital Management Ltd. provides iLink with financial consulting services. The deemed price at which this Common Stock was issued was $0.001 per share. This transaction was exempt from registration by Section 4(2) of the Securities Act. These shares are subject to a Vesting Agreement.

        On March 16, 1999, iLink issued 250,000 shares of its Common Stock to two different investors at a price of $0.05 per share for gross cash proceeds to iLink of $12,500. This transaction was exempt from registration by Rule 504 of Regulation D.

        On June 26, 1998, iLink merged with Aquasol Technologies, Inc. (formerly AFD Capital Group, Inc.), a Nevada corporation, on the basis of one share of iLink Common Stock for each share of common stock of Aquasol Technologies Inc. then outstanding. As a result of this merger iLink issued 2,080,000* shares of its Common Stock to the stockholders of Aquasol Technologies, Inc., the Nevada corporation.

The merger was exempt from registration by Rule 504 of Regulation D. Subsequent to the merger 1,020,000 shares of iLink Common Stock issued to the stockholders of Aquasol Technologies, Inc. were surrendered to iLink's treasury for cancellation. Prior to the date of the merger Aquasol Technologies, Inc. had issued the following securities:

               (i) On March 31, 1998, Aquasol Technologies, Inc. issued 80,000* shares of common stock to one investor at a price of $0.05 per share for gross proceeds to iLink of $4,000. This transaction was exempt from registration by Rule 504 of Regulation D.

               (ii)  On  April  1,  1997,  Aquasol  Technologies,  Inc.  issued
                      1,000,000* shares of common stock to five investors at a price of $0.01 per share for gross proceeds to iLink of $10,000. This transaction was exempt from registration by Rule 504 of Regulation D.

               (iii) On March 27, 1997, Aquasol Technologies, Inc. issued 1,000,000* shares of common stock to two investors at a price of $0.01 per share for gross proceeds to iLink of $10,000. This transaction was exempt from registration by
                      Section 4(2) of the Securities Act.

        On January 15, 1998, iLink issued 992,000* shares of its Common Stock to the seven shareholders of Aquasol Technologies Inc (an Alberta corporation) formerly named Noralta Technologies Corp. in exchange for all of the shares of Aquasol Technologies Corp. (the Alberta corporation). This transaction was exempt from registration by Rule 504 of Regulation D. On January 15,1999, this transaction was unwound and iLink returned all of the shares of Aquasol Technologies Corp. (the Alberta corporation) to the seven former shareholders of that corporation and iLink canceled the 992,000* shares of its Common Stock which were issued to them.

        On January 12, 1998, iLink issued 4,000,000* shares of its Common Stock to one investor at a price of $0.0001 per share for gross proceeds to iLink of $400. This transaction was exempt from registration by Rule 504 of Regulation D.

        On January 9, 1998, iLink merged with Aquasol Technologies Inc. (a Delaware corporation) on the basis of one share of iLink Common Stock for each share of common stock of Aquasol Technologies Inc. then outstanding. As a result of this merger iLink issued 100* shares of its common stock to the sole stockholder of Aquasol Technologies, Inc., the Delaware corporation. The merger was exempt from registration by Rule 504 of Regulation D. The 100 shares of common stock outstanding in Aquasol Technologies, Inc., the Delaware corporation, immediately prior to the merger had been issued on December 18, 1997, at a price of $0.10 per share. This transaction was exempt from registration by Rule 504 of Regulation D.

        On December 26, 1997, iLink effected a plan of share exchange with the holders of shares of Series I common stock issued by STB Corp. on the basis of one share of iLink Common Stock for each one share of Series I common stock outstanding in STB Corp. Pursuant to this transaction iLink issued 175,456* shares of its Common Stock to 293 different holders of Series I common stock of STB Corp. This transaction was exempt from registration by Rule 504 of Regulation D.

     On December 11, 1997, iLink sold 1,500,000* shares of its Common Stock to one investor for gross proceeds to iLink of $5,000. This transaction was exempt from registration by Section 4(2) of the Securities Act.

*These share amounts have not been adjusted to reflect the 1-for-5 reverse stock split which was effective on February 14, 1999.

Item 27.       Exhibits

The following Exhibits are filed with this Prospectus:


            Name
          ----------------------------------------------------------------------
         3.1   Certificate of Incorporation and Amendments
            a.  Certificate of Incorporation
            b.  Certificate of Amendment, dated
            c. Certificate of Amendment of Articles of Incorporation, dated February 3, 1999
            d. Certificate of Amendment of Articles of Incorporation, dated February 3, 1999
            e. Certificate of Amendment of Articles of Incorporation, dated March 17, 1999

         3.2   Bylaws

         4.1   Certificate of Designation

         4.2   Vesting Agreements
            a.  Vesting Agreement
            b.  Vesting Agreement

         5.0 Opinion of Bartel Eng Linn & Schroder regarding the legality of the securities being registered

        10.1 Share Purchase Agreement dated February 26, 1999 between iLink and ABDE Holdings Ltd.

        10.2   Assignment Agreements dated February 25, 1999 between 57982
               B.C. Ltd. and ABDE Holdings Ltd.
            a.   Assignment Agreement dated February 25, 1999 between 57982
                 B.C. Ltd. and ABDE Holdings Ltd.
            b. Assignment Agreement dated February 25, 1999 between 57982 B.C. Ltd. and ABDE Holdings Ltd.

        10.3 Assignment of Lease by Tenant with Landlord's Consent dated as of June 1, 1999 between Golden Capital Properties Ltd. Century Capital Management Ltd. and iLink

        10.4   Agreement with Thor Communications dated April 1, 1999

        10.5   Consulting Agreement with Industar Digital PCS dated May 14, 1999

        10.6   Consulting Agreement with Randall Walrond dated February 27, 1999

        10.7   Management Contract with Devmar Holdings Ltd. dated
               February 27, 1999

        10.8   Agreement with Gulf Atlantic Publishing, Inc. dated March 22,1999

        10.9   Agreement with Corporate Relations Group, Inc. dated March 22,
               1999
        10.10  Agreement with Century Capital Management Ltd. dated March 25,
               1999

        10.11 Office Access Agreement with Alliance Business Centers dated April 27, 1999 for the San Francisco office

        10.12 Sublease Agreement with HyPower Fuel Inc. dated February 1, 1999 for the Calgary office

        10.13 IVR Platform Service Agreement between Telus Communications Inc. and Revere Communications Inc. dated June 16, 1998
               (to be submitted by amendment)

        10.14 Letter of amendment to IVR Platform agreement dated January 6, 1999 (to be submitted by amendment)

        10.15  Assignment and Amending Agreement between Revere
               Communications Inc. and ABDE Holdings Ltd. and Telus Communications Inc. dated January 12, 1999(to be submitted by amendment)

        10.16 Agreement for Purchase and Sale between Revere Communications Inc., ABDE Holdings Ltd. dated January 13,1999

        10.17  Letter Agreement with Telephony Experts dated May 24, 1999

        23.1   Consent  of  Bartel  Eng Linn &  Schroder  contained  in
               Exhibit 5

        23.2   Consent of Ernst & Young LLP

Item 28.       Undertakings

        The undersigned Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of iLink pursuant to the foregoing provisions, or otherwise, iLink has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by iLink of expenses incurred or paid by a director, officer or controlling person of iLink in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, iLink will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                          SIGNATURE

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on August 6, 1999.



                                            ILINK TELECOM, INC.,
                                            a Nevada Corporation

                                         /s/ AMAR BAHADOORSINGH
                                            --------------------------
                                             Amar Bahadoorsingh,
                                             President

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Signatures                                                      Date

                                                                August 6, 1999
/s/ AMAR BAHADOORSINGH
    ----------------------
    Amar Bahadoorsingh,
    President, Director, Chief Executive
    Officer, Chief Financial Officer
    (Principal Executive Officer; Principal Financial
    and Accounting Officer)


/s/ PETER M. SCHRIBER                                           August 6, 1999
    ----------------------
    Peter M. Schriber,
    Director
                               iLINK TELECOM, INC.
                        (A development stage enterprise)

                                     Nevada

                    INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                (in U.S. dollars)
                     For the Three Months Ended May 31, 1999
                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                       Interim Consolidated Balance Sheet
                                   (unaudited)
                               As at May 31, 1999
                                (in U.S. dollars)



                                                                                                May 31,      February 28,
Assets                                                                                           1999            1999
                                                                                            -----------     ------------
Current:
    Cash and cash equivalents                                                               $   65,971     $           -
    Accounts receivable                                                                          2,192                 -
    Prepaid expenses and deposits                                                               10,575                 -
    Due from related parties                                                                    13,165                 -
                                                                                             ----------      ------------
Total current assets                                                                            91,903                 -
Equipment (Note 3)                                                                              63,135            15,254
Goodwill                                                                                       127,253           138,746
                                                                                             ----------      ------------
                                                                                             $ 282,291          $154,000
                                                                                             ==========      ============
Liabilities and Stockholders' Equity

Current:
    Accrued liabilities                                                                     $   51,170         $  27,139
                                                                                             ----------         --------
Total current liabilities                                                                       51,170            27,139
                                                                                             ----------         --------
Stockholders' Equity:
    Share Capital (Note 4)
    Common stock - $0.001 par value
        25,000,000 authorized, 5,412,963
        (February 28, 1999 - 1,347,204) issued and outstanding                                   5,413             1,347
    Preferred stock -
          5,000,000 authorized, 145 Series A Convertible issued and outstanding                145,000

    Additional paid in capital                                                                 476,875             4,228
    Preferred stock to be issued                                                                    -
145,000
    Deficit accumulated in the development stage                                              (396,167)          (23,714)
                                                                                              ---------          --------
Total stockholders' equity                                                                     231,121           126,861
Commitments (Note 5)
Subsequent Events (Note 6)
                                                                                              --------          --------
                                                                                             $ 282,291          $154,000
                                                                                              ========          ========

On Behalf of the Board:


Director

---------------------------
Director
                               iLINK TELECOM, INC.
                        (A development stage enterprise)
             Interim Consolidated Statement of Stockholders' Equity
                                   (unaudited)
                     For the Three Months Ended May 31, 1999
                                (in U.S. dollars)


                                         Common Stock
                                                                   Additional                     Deficit
                                   Number of                        Paid in          Preferred  Accumulated in
                                    Shares            Amount        Capital           Shares    the Development   Total
                                       #                 $              $                $        Stage  $          $
----------------------------------------------------------------------------------------------------------------------------
Issuance of common stock
     (Note 4(b))                   1,347,204          $1,347      $    4,228          $145,000  $        -       $150,575
Net Loss                                   -              -                -                 -     (23,714)       (23,714)
-----------------------------------------------------------------------------------------------------------------------------
Balance, February 28, 1999         1,347,204           1,347           4,228           145,000     (23,714)       126,861
Issuance of common stock           4,065,759           4,066         472,647                 -           -        476,713
Net Loss                                   -              -                -                 -    (372,453)      (372,453)
-----------------------------------------------------------------------------------------------------------------------------
Balance, May 31, 1999              5,412,963          $5,413        $476,875          $145,000   $(396,167)      $231,121
-----------------------------------------------------------------------------------------------------------------------------


                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                  Interim Consolidated Statement of Operations
                                   (unaudited)
                     For the Three Months Ended May 31, 1999
                                (in U.S. dollars)

                                                                                                                      Period
                                                                                                                       from
                                                                       For the Period                             December 10, 1997
                                                                       March 1, 1999 to   For the Year Ended         (Date of
                                                                       May 31, 1999        February 28, 1999       Incorporation)
                                                                                                                  to May 31, 1999
-----------------------------------------------------------------------------------------------------------------------------------
Revenue:
    Sales$     2,878                                                 $           -            $       -            $    2,878
-----------------------------------------------------------------------------------------------------------------------------------
Expenses:
    Amortization                                                            15,425                    -                15,425
    Consulting fees                                                        110,342                8,139               118,481
    General and administrative                                             246,873                    -               252,273
    Professional fees                                                        2,691               10,000                12,691
    Writedown of investment                                                  -                      175                   175
----------------------------------------------------------------------------------------------------------------------------------
                                                                           375,331               18,314               399,045
-----------------------------------------------------------------------------------------------------------------------------------
Net Loss (372,453)                                                        (18,314)             (396,167)
Deficit accumulated in the development stage, beginning                   (23,714)               (5,400)                    -
------------------------------------------------------------------------------------------------------------------------------------
Deficit accumulated in the development stage, ending                 $   (396,167)           $  (23,714)         $   (396,167)
------------------------------------------------------------------------------------------------------------------------------------
Basic and diluted loss per share                                     $       (.14)           $    (0.01)
------------------------------------------------------------------------------------------------------------------------------------
Weighted average number of shares                                       2,629,286             1,484,299
------------------------------------------------------------------------------------------------------------------------------------

iLINK TELECOM, INC.

                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                             Statement of Cash Flows
                                   (unaudited)
                     For the Three Months Ended May 31, 1999
                                (in U.S. Dollars)



                                                                             For the          For the              Period Ended
                                                                              Three            Year              December 10, 1997
                                                                           Months Ended        Ended         (Date of Incorporation)
                                                                           May 31, 1999   February 28, 1999      to May 31, 1999


-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
    Net Loss                                                                $(372,453)       $(18,314)                $(396,167)
    Adjustments to reconcile net loss to net cash used in operating activities -
         Amortization                                                          15,425               -                    15,425
         Write-down of investment                                                   -             175                       175
         Shares issued for Services Rendered                                    2,140               -                     2,140
    Changes in operating assets and liabilities -
      (Increase) Decrease in accounts receivable                               (2,192)              -                   ( 2,192)
         (Increase) Decrease in prepaid expenses and deposits                 (10,575)              -                   (10,575)

         (Increase) Decrease in due from related parties                      (13,165)              -                   (13,165)
         Increase (Decrease) accrued liabilities                               24,031          18,139                    42,170
------------------------------------------------------------------------------------------------------------------------------------
Cash flows used in operating activities                                      (356,789)              -                  (362,189)

Investing Activity:
    Acquisition of capital assets                                              (7,295)              -                    (7,295)

Financing Activity:
    Proceeds from capital contributions                                       430,055               -                   435,455
-----------------------------------------------------------------------------------------------------------------------------------
Net Increase in Cash and Cash Equivalents                                  $   65,971         $     -                 $  65,971
===================================================================================================================================

iLINK TELECOM, INC.

                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                          Notes to Financial Statements
                                   (unaudited)
                     For the Three Months Ended May 31, 1999


1.    Formation and Business of the Company:

     iLink Telecom Inc. was incorporated on December 10, 1997 under the name of Aquasol Inc. pursuant to the laws of Colorado and on January 9, 1998 changed its domicile to Delaware. On July 14, 1998, the company merged with Aquasol Technologies Inc., a Nevada corporation with nominal net assets, resulting in a change in its domicile to Nevada. On February 26, 1999, the company acquired all of the issued and outstanding common stock of iLink Telecom (B.C.) Inc.

     The company is engaged in the development of the business of providing automated call-processing services including prepaid call processing, audiotex and passive inbound automated tele-surveys. The company is a development stage enterprise and anticipates obtaining working capital to fund the continuing development of its business through equity financings.

2.    Significant Accounting Policies:

     In the opinion of management, the unaudited financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position at May 31, 1999 and the results of operations and the changes in financial position for the respective three month period ended May 31, 1999, in accordance with accounting principles generally accepted in the United States.

     These financial statements should be read in conjunction with the financial
     statements   and  notes  thereto   contained  in  the   Company's   audited
     consolidated financial statements for the year ended February 28, 1999.

      a)  Principles of Consolidation -

          The interim consolidated financial statements include the accounts of the company and its wholly-owned subsidiary, iLink Telecom (B.C.) Inc. (British Columbia, Canada). All significant intercompany accounts and transactions have been eliminated.

      b)  Use of Estimates -

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

      c)  Equipment -

          Is stated at cost and are amortized on a straight-line basis over the estimated useful lives of the related assets as follows:

                Computer equipment                                    3 years
                Furniture and office equipment                        5 years
                Telecom equipment                                     2 years
                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                          Notes to Financial Statements
                                   (unaudited)
                     For the Three Months Ended May 31, 1999



    d)    Income Taxes

          The company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not of realization in future periods.

      e)  Goodwill -

          Goodwill is being amortized on a straight-line basis over 3 years.

      f)  Computation of Loss per share -

          Basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for that period excluding shares issued for nominal consideration and subject to performance criteria. Diluted loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental common shares issuable upon exercise of convertible securities. As at May 31, 1999, there were no dilutive potential common shares and therefore the dilutive loss per share is equivalent to the basic loss per share.

      g)  Foreign Currency Translation -

          Assets and liabilities of integrated foreign subsidiary operations and foreign currency denominated assets and liabilities of Canadian operations are translated into United States dollars at exchange rates prevailing at the balance sheet date for monetary items and at exchange rates prevailing at the transaction date for non-monetary items. Revenues and expenses, except amortization, are translated at the average exchange rates for the year. Amortization is translated at the same rate as the related assets.

          Foreign exchange gains or losses on monetary assets and liabilities are included in operations.

                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                          Notes to Financial Statements
                                   (unaudited)
                     For the Three Months Ended May 31, 1999

3.    Equipment:
                                                                                   Accumulated         Net Book
                                                                 Cost             Amortization          Value
------------------------------------------------------------------------------------------------------------------
      Computer equipment                                        $ 15,036                $1,262          $13,774
      Furniture and office equipment                              51,003                 2,539           48,464
      Telecom equipment                                            1,028                   131              897
-------------------------------------------------------------------------------------------------------------------
                                                                 $67,067                $3,932          $63,135
===================================================================================================================


4.    Share Stock:

a)     Issued -                                                                        Number
                                                                                     of Shares             $
-----------------------------------------------------------------------------------------------------------------
           Shares issued for cash on incorporation                                     300,113        $   5,000
           Shares issued for cash                                                      800,000              400
           Other                                                                        35,091              175
           Shares issued for investment subsequently returned                          198,400               99
-----------------------------------------------------------------------------------------------------------------
           Balance, February 28, 1999                                                1,333,604            5,674

           Shares issued to acquire the capital stock of
                  Aquasol Technologies Inc.                                            416,000                -
           Shares returned to treasury                                                (204,000)               -
           Cancellation of shares related to investment                               (198,400)             (99)
-----------------------------------------------------------------------------------------------------------------
           Balance, February 28, 1999                                                1,347,204            5,575
           Shares issued for cash, net of issue costs of $945                        1,903,500          430,055
           Shares issued for services rendered                                       2,162,259           46,658
-----------------------------------------------------------------------------------------------------------------
           Balance, May 31, 1999                                                     5,412,963         $482,288
-----------------------------------------------------------------------------------------------------------------

     b) On February 26, 1999 the company entered into an agreement to purchase all the issued and outstanding shares of iLink Telecom, (B.C.) Inc. The consideration comprised 145 preferred shares which were issued March 31, 1999. The 145 preferred shares are designated as Series A Convertible Preferred Stock with the following rights and restrictions:

          The shares are entitled to $1,000 per share upon liquidation, dissolution or winding up of the Company. In addition, the shares will be converted into common stock on the later of August 26, 1999 or five days after the effective date of a registration statement covering the common stock of the Company to be issued upon the conversion of the Series A Convertible Preferred Stock. The conversion rate for each preferred share is $1,000 divided by 75% of the average market price of the common stock for the five trading days immediately preceding the conversion date.

                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                          Notes to Financial Statements
                                   (unaudited)
                     For the Three Months Ended May 31, 1999



     c) During the three month period ended May 31, 1999, the Company issued 2,140,000 common shares to certain officers and employees and consultants for services to be rendered. These shares are subject to vesting agreements which provide that the shares be held by the Company undelivered and released upon the achievement of milestones as set out in the vesting agreements. In the event the milestones are not met within a specified period or that the individual ceases to be an employee of the Company, any shares not released at such time will be forfeited to the Company. As a result of the vesting provisions, the Company has recorded the issuance of the shares at nominal value equal to their par value. In the event that it becomes probable that these shares will be earned the Company will record compensation expense at each financial statement date over the period services are performed based on the difference between the nominal consideration received and quoted market price of the Company's stock.

     d) During the three month period ended May 31, 1999 the Company issued 22,259 common shares in exchange for fixed assets. The fair market value of the assets acquired has been determined to be $44,518.

5.    Commitments:

      a) The company entered into an agreement for consulting services, dated May 14, 1999 for a term of six weeks beginning May 15, 1999 to June 30, 1999 and agreed to make the following payments:

                                   June 15, 1999                      $10,000
                                   June 30, 1999                       10,000
                                   July 15, 1999                       15,000

      b) The company took assignment and assumed all right and obligations of a lease for office premises effective June 1, 1999 with the minimum lease payments and share of operating costs as follows:

                                   2000                            $  80,434
                                   2001                              107,246
                                   2002                              107,246
                                   2003                               35,748

           The  company  also  took   assignment  and  assumed  all  rights  and
           obligations of other leases for office premises effective February 1, 1999 and April 30, 1999 with minimum lease payments as follows:

                                  2000                              $10,191
                                  2001                                  924

      c) Entered into an agreement for consulting services pursuant to which the Company agreed to pay $5,000 CDN per month for the initial twelve month term of the agreement, commencing March 1, 1999.

                               iLINK TELECOM, INC.
                        (A development stage enterprise)
                          Notes to Financial Statements
                                   (unaudited)
                     For the Three Months Ended May 31, 1999


     d) Entered into an agreement with a company controlled by a Director for consulting services pursuant to which the Company agreed to pay $5,000 per month for the five year term of the agreement, commencing April 1, 1999.

6.       Major Customers and Suppliers

     a) The Company earns its revenue from one customer. As at May 31, 1999, the aggregate accounts receivable balance relating to this customer was $nil [1998 - $nil].

     b) The Company currently has four main equipment suppliers. However, the company believes that other suppliers could provide the required components on comparable terms. A change in supplier, however, could cause a delay in the ability of the company to provide its service and could result in possible lost revenue.

7.    Subsequent Events:

      Subsequent to the first quarter-end, the company:

     a) established a stock option plan pursuant to which options to acquire a maximum of 500,000 common shares may be granted; and,

     b) granted options to employees to acquire 23,000 common shares at an exercise price of $5.25 on June 9, 1999, exercisable up to and including June 9, 2000.

8.    Uncertainty Due to the Year 2000 Issue:

      The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect iLink Telecom Inc.'s ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting iLink Telecom Inc., including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors of
iLink Telecom Inc.

We have audited the accompanying consolidated balance sheets of iLink Telecom Inc. (a development stage enterprise) as of February 28, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended February 28, 1999, and for each of the periods from December 10, 1997 (date of incorporation) to February 28, 1999 and February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iLink Telecom Inc. at February 28, 1999 and 1998 and the results of its operations and its cash flows for the year ended February 28, 1999 and for each of the periods from December 10, 1997 (date of incorporation) to February 28, 1999 and February 28, 1998, in conformity with accounting principles generally accepted in the United States.


Vancouver, Canada,                                       /s/ ERNST & YOUNG
April 16, 1999.                                          ---------------------
                                                         Chartered Accountants
iLink Telecom Inc.
(A development stage enterprise)

                                            CONSOLIDATED BALANCE SHEETS

As at February 28

                                                                          1999              1998
                                                                            $                 $
--------------------------------------------------------------------------------------------------

ASSETS
Current
Other assets                                                                --               274
--------------------------------------------------------------------------------------------------
Total current assets                                                        --               274
--------------------------------------------------------------------------------------------------
Equipment [note 4]                                                      15,254                --
Goodwill [note 3]                                                      138,746                --
--------------------------------------------------------------------------------------------------
                                                                       154,000               274
--------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Accrued liabilities                                                     27,139                 --
--------------------------------------------------------------------------------------------------
Total current liabilities                                               27,139                 --
--------------------------------------------------------------------------------------------------
Stockholders' equity Share capital - [note 5] Common
 stock - $0.001 par value 25,000,000 authorized, 1,347,204
 issued and outstanding                                                  1,347              1,333
Additional paid in capital                                               4,228              4,341
Preferred stock to be issued [notes 3 and 6]                           145,000                 --
Deficit accumulated in the development stage                           (23,714)            (5,400)
--------------------------------------------------------------------------------------------------
Total stockholders' equity                                             126,861                274
--------------------------------------------------------------------------------------------------
                                                                       154,000                274
--------------------------------------------------------------------------------------------------

See accompanying notes

On behalf of the Board:

                                   -----------                   ----------
                                    Director                      Director
iLink Telecom Inc.
(A development stage enterprise)

                                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         Period from       Period from
                                                                        December 10,    December 10, 1997
                                                          Year          1997 (date of        (date of
                                                         ended         incorporation)   incorporation) to
                                                      February 28,     to February 28,     February 28,
                                                          1999              1998               1999
                                                           $                  $                 $
------------------------------------------------------------------------------------------------------------

EXPENSES
General and administrative                                       --              5,400             5,400
Writedown of investment [note 3]                                175                 --               175
Consulting fees                                               8,139                 --             8,139
Professional fees                                            10,000                 --            10,000
------------------------------------------------------------------------------------------------------------
Loss for period                                             (18,314)            (5,400)          (23,714)
Deficit beginning of period                                  (5,400)                --                --
------------------------------------------------------------------------------------------------------------
Deficit end of period                                       (23,714)            (5,400)          (23,714)
------------------------------------------------------------------------------------------------------------
Basic and fully diluted loss per share [note 5[c]]            (0.01)             (0.01)
------------------------------------------------------------------------------------------------------------

See accompanying notes
iLink Telecom Inc.
(A development stage enterprise)

                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                      Common stock                                             Deficit
                                                      ------------           Additional                      accumulated
                                                 Number                        paid in       Shares to   in the development
                                               of shares         Amount        capital       be issued         stage          Total
                                                   #               $              $              $               $              $
-----------------------------------------------------------------------------------------------------------------------------------

Issuance of common stock [note 5[b]]            1,333,604        1,333         4,341            --               --         5,674
Loss                                                   --           --            --            --           (5,400)       (5,400)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, February 28, 1998                      1,333,604        1,333         4,341                         (5,400)          274

Issuance of common stock [notes 1and 3]           416,000          416          (416)                                          --
Shares returned to treasury [note 5(b)]          (204,000)        (204)          204                                           --
Cancellation of shares [note 3]                  (198,400)        (198)           99                                          (99)
Preferred stock to be issued                                                               145,000                        145,000
Loss                                                                                                        (18,314)      (18,314)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, February 28, 1999                      1,347,204        1,347         4,228       145,000          (23,714)       126,861
----------------------------------------------------------------------------------------------------------------------------------

iLink Telecom Inc.
(A development stage enterprise)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                         Period from       Period from
                                                                        December 10,    December 10, 1997
                                                          Year          1997 (date of        (date of
                                                         ended         incorporation)   incorporation) to
                                                      February 28,     to February 28,     February 28,
                                                          1999              1998               1999
                                                           $                  $                 $
------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Loss                                                        (18,314)            (5,400)          (23,714)
Adjustments to reconcile net loss to net cash used
in operating activities:
   Writedown of investment                                      175                 --               175
Changes in operating assets and liabilities:
   Accrued liabilities                                       18,139                 --            18,139
------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                            --             (5,400)           (5,400)
------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Proceeds from capital contributions                              --              5,400             5,400
------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                        --              5,400             5,400
------------------------------------------------------------------------------------------------------------

Net change in cash during the period and cash,
   end of period                                                 --                 --                --
------------------------------------------------------------------------------------------------------------

See accompanying notes
iLink Telecom Inc.
(A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS



February 28, 1999 and 1998


1. FORMATION AND BUSINESS OF THE COMPANY

iLink Telecom Inc. ("Company") was incorporated on December 10, 1997 under the name of Aquasol Inc. pursuant to the laws of Colorado and on January 9, 1998 changed its domicile to Delaware. On July 14, 1998 the Company merged with Aquasol Technologies Inc., a Nevada corporation with nominal net assets, resulting in a change in its domicile to Nevada. On February 26, 1999, the Company acquired all of the issued and outstanding common stock of iLink Telecom (B.C.) Inc.

The Company is engaged in the development of the business of providing automated call-processing services including pre-paid call processing, auditotex and passive inbound automated tele-surveys. The Company is a development stage enterprise and anticipates obtaining working capital to fund the continuing development of its business through equity financings.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, iLink Telecom (B.C.) Inc. (British Columbia, Canada). All significant intercompany accounts and transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Equipment

Equipment is stated at cost and is being depreciated on a straight-line basis over the estimated useful lives of the related assets as follows:

         Telecom equipment                                 2 years
         Computer equipment                                3 years
         Furniture and office equipment                    5 years

Depreciation will commence on March 1, 1999.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not of realization in future periods.

Goodwill

Goodwill is being amortized on a straight-line basis over 3 years commencing March 1, 1999.

Computation of loss

Basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for that period. Diluted loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental common shares issuable upon exercise of convertible securities. As at February 28, 1999, there were no dilutive potential common shares and therefore the dilutive loss per share is equivalent to the basic loss per share.


3. ACQUISITIONS

   i) Pursuant to the terms of a share purchase agreement dated February 26, 1999 between the Company and ABDE Holdings Ltd., a British Columbia company, the Company acquired all of the issued and outstanding share capital of iLink Telecom (B.C.) Inc., formerly 579782 B.C. Ltd., for the following consideration:


        -----------------------------------------------------------------------

        Purchase price                                      $          145,000
        ----------------------------------------------------------------------

        Consideration to be given:
        Preferred Stock                                                145,000
        -----------------------------------------------------------------------
                                                                       145,000
        -----------------------------------------------------------------------

The Preferred Stock was issued subsequent to the year end [see note 6].

The acquisition has been accounted for using the purchase method of accounting and the purchase price has been allocated according to the estimated fair values of the assets and liabilities of 579782 B.C. Ltd. as follows:

                                                                 $
-----------------------------------------------------------------------------

Working capital deficiency                                            (9,000)
Equipment                                                             15,254
Goodwill                                                             138,746
-----------------------------------------------------------------------------
                                                                     145,000
-----------------------------------------------------------------------------

  ii) On July 14, 1998, the Company merged with Aquasol Technologies Inc. a Nevada corporation with nominal net assets. Pursuant to the merger, the shareholders of each of the merging companies received one common share of the merged company for each common share previously held. Accordingly, the shareholders of the Company received 1,333,491 common shares and the shareholders of Aquasol Technologies Inc. received 416,000 common shares. As Aquasol Technologies Inc. had nominal net assets, the merger had no impact on the assets or liabilities of the Company.

 iii) During the year ended February 28, 1998, the Company issued 35,091 shares of its common stock in exchange for 175,456 Series I common shares of STB Corp., a corporation with nominal net assets. In December 1998, STB Corp. was dissolved and accordingly the nominal value assigned to the acquisition of $175 was written off.

  iv) On January 15, 1998, the Company acquired 100% of the outstanding shares of Noralta Technologies Corp. ("Noralta") for 198,400 common shares from treasury. On February 3, 1999, the Company and the former Noralta shareholders agreed to rescind the transaction.


4. EQUIPMENT

                                                         1999              1998
                                                         Cost              Cost
                                                       $                $
-------------------------------------------------------------------------------

Telecom equipment                                       1,028               --
Computer equipment                                      8,191               --
Furniture and office equipment                          6,035               --
-------------------------------------------------------------------------------
                                                       15,254               --
-------------------------------------------------------------------------------

5. SHARE STOCK

[a]  Authorized

     Holders of the Common Stock are entitled to one vote per share and to share equally in any dividends declared and distributions in liquidation.

[b]  Issued

                                                                    # of Shares              $
--------------------------------------------------------------------------------------------------

Shares issued for cash on incorporation                                300,113             5,000
Shares issued for cash                                                 800,000               400
Other                                                                   35,091               175
Shares issued for investment subsequently returned [note 3]            198,400                99
--------------------------------------------------------------------------------------------------
Balance, February 28, 1998                                           1,333,604             5,674
--------------------------------------------------------------------------------------------------

Shares issued to acquire the capital stock of Aquasol
   Technologies Inc. [notes 1 and 3]                                   416,000                --
Shares returned to treasury                                           (204,000)               --
Cancellation of shares related to investment [note 3]                 (198,400)              (99)
--------------------------------------------------------------------------------------------------
Balance, February 28, 1999                                           1,347,204             5,575
--------------------------------------------------------------------------------------------------

On February 3, 1999, the Company consolidated its share capital by way of a reverse stock split on the basis of one new common share for each five old common shares. In addition concurrent with the merger referred to in note 1, the Company changed the par value of its common shares from $0.0001 to $0.001.

All outstanding shares in these financial statements have been retroactively adjusted to reflect this share consolidation and change in par value.

[c] The basic and diluted loss per share for the periods is based on the following:

                                                                                  December 10, 1997
                                                                                     (date of
                                                               March 1, 1998 to     incorporation)
                                                              February 28, 1999    to February 28,
                                                                                         1998
                                                                      $                    $
----------------------------------------------------------------------------------------------------

Net loss for the period                                            (18,314)            (5,400)
Weighted average number of common shares used in computation
   adjusted for the reverse consolidation of stock 5:1)          1,480,870            911,634
Basic and fully diluted loss per share                               (0.01)             (0.01)
----------------------------------------------------------------------------------------------------

6. SUBSEQUENT EVENTS

Subsequent to the year end, the Company:

   i) issued, pursuant to three private placements, 250,000 common shares for gross proceeds of $12,500, 1,300,000 common shares for gross proceeds of $65,000 and 353,500 common shares for gross proceeds of $353,500.


  ii) entered into an agreement for financial consulting services pursuant to which the Company agreed to pay $12,500 upon execution of the agreement, $5,000 per month for the initial twelve month term of the agreement and issue 300,000 common shares.


 iii) amended the authorized capital to include 5,000,000 preferred shares, non-voting with a par value of $.001 per share, issuable in series. 145 preferred shares were designated as Series A Convertible Preferred Stock with the following rights and restrictions:


       The shares are entitled to $1,000 per share upon liquidation, dissolution or winding up of the Company. In addition, the shares will be converted into common stock on the later of August 26, 1999 or five days after the effective date of a registration statement covering the common stock of the Company to be issued upon the conversion of the Series A Convertible Preferred Stock. The conversion rate for each preferred share is $1,000 divided by 75% of the average market price of the common stock for the five trading days immediately preceding the conversion date.

       The 145 Series A Convertible Preferred Stock was issued pursuant to the acquisition referred to in note 3.

  iv) issued 1,590,000 common shares to certain principals and employees for nominal consideration.